33 HAYDEN AVENUE
LEXINGTON, MASSACHUSETTS

Lease Dated January 2, 2019

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building known as, and with an address at, 33 Hayden Avenue, Lexington, Massachusetts 02421.

The parties to this Indenture of Lease hereby agree with each other as follows:
ARTICLE I
Reference Data
1.1    Subjects Referred To
Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	HAYDEN OFFICE TRUST under Declaration of Trust dated August 24, 1977, as the same may have been amended

Landlord’s Original Address:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Jon Randall

Tenant:	Dicerna Pharmaceuticals, Inc., a Delaware corporation.

Tenant’s Original Address:	87 Cambridgepark Drive Cambridge, MA 02140

Tenant’s Email Address for Information Regarding Billings and Statements:	ap@dicerna.com

Tenant’s Construction Representative:	David Miller

Tenant Plans Date:	April 1, 2019

Commencement Date:	As defined in Section 2.4 of this Lease and in Exhibit B-1.

Authorization to Proceed Date:	May 15, 2019

Long Lead Item Release Date:	May 1, 2019

Estimated Commencement Date:	November 1, 2019

Outside Completion Date:	May 1, 2020
Term or Lease Term (sometimes called the “Original Term”):
The period commencing on the Commencement Date and ending on the day preceding the 7th anniversary of the Commencement Date, unless such date is not the last day of a calendar month, in which case the Term shall end on the last day of such calendar month , unless extended or sooner terminated as provided in this Lease.

Extension Options:	Two (2) periods of five (5) years each as provided in and on the terms set forth in Section 2.4.1 hereof.

Rent Year:
Any twelve (12) month period during the Term of the Lease commencing as of the Commencement Date, or as of any anniversary of the Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, then (i) the first Rent Year shall further include the partial calendar month in which the first anniversary of the Commencement Date occurs, and (ii) the remaining Rent Years shall be the successive twelve-(12)-month periods following the end of such first Rent Year.

The Site:	That certain parcel of land known as and numbered 33 Hayden Avenue, Lexington, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

The Building:	The building known as and numbered 33 Hayden Avenue, Lexington, Massachusetts.

The Complex:	The Building together with all common areas, surface parking areas, the Site and all improvements (including landscaping) thereon and thereto.

Tenant’s Premises:	The entire rentable floor area of the Building as shown on the floor plan annexed hereto as Exhibit D and incorporated herein by reference.

Number of Parking Spaces:	All of the parking spaces located on the Site for so long as Tenant shall be directly (which shall include any permitted sublease or assignment under this Lease) leasing the Building in its entirety.

Annual Fixed Rent:	(a) During the Original Term of this Lease, Annual Fixed Rent shall be payable by Tenant as follows: (b) During the extension option period (if exercised), as determined pursuant to Section 2.4.1.

Tenant Electricity:	As provided in Section 2.8 hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of the Premises:	80,872 square feet.

Total Rentable Floor Area of the Building:	80,872 square feet.

Permitted Use:
General office purposes and general laboratory use provided such laboratory use is ancillary and accessory to the office use of the office portion of the Premises, as the foregoing may from time to time be permitted under the Zoning By-Law of the Town of Lexington and subject to the provisions of Section 2.1.1 below.

Broker:	T3 Advisors

Security Deposit:	$2,800,000.00 on the terms set forth in Section 9.18 hereof.

1.2    Table of Articles and Sections

ARTICLE I
Reference Data
1.1	Subjects Referred To
1.2	Table of Articles and Sections
1.3	Exhibits

ARTICLE II
Building, Premises, Term and Rent
2.1	The Premises
2.2	Rights to Use Common Facilities
2.3	Landlord’s Reservations
2.4	Habendum
2.5	Fixed Rent Payments
2.6	Operating Expenses
2.7	Real Estate Taxes
2.8	Utilities

ARTICLE III
Condition of Premises; Alterations
3.1	Preparation of Premises

ARTICLE IV
Landlord’s Covenants; Interruptions and Delays
4.1	Landlord Covenants
4.2	Interruptions and Delays in Services and Repairs, etc

ARTICLE V
Tenant’s Covenants
5.1	Payments
5.2	Repair and Yield Up
5.3	Use
5.4	Obstructions; Items Visible from Exterior; Rules and Regulations
5.5	Safety Appliances
5.6	Assignment; Sublease
5.7	Right of Entry
5.8	Floor Load; Prevention of Vibration and Noise
5.9	Personal Property Taxes
5.10	Compliance with Laws

5.11	Payment of Litigation Expenses
5.12	Alterations
5.13	Vendors
5.14	OFAC

ARTICLE VI
Casualty and Taking
6.1	Damage Resulting From Casualty
6.2	Uninsured Casualty
6.3	Rights of Termination for Taking
6.4	Award

ARTICLE VII
Default
7.1	Tenant’s Default
7.2	Landlord’s Default

ARTICLE VIII
Insurance and Indemnity
8.1	Tenant’s Indemnity
8.2	Tenant’s Risk
8.3	Tenant’s Commercial General Liability Insurance
8.4	Tenant’s Property Insurance
8.5	Tenant’s Other Insurance
8.6	Requirements for Tenant’s Insurance
8.7	Additional Insureds
8.8	Certificates of Insurance
8.9	Subtenants and Other Occupants
8.10	No Violation of Building Policies
8.11	Tenant to Pay Premium Increases
8.12	Landlord’s Insurance
8.13	Waiver of Subrogation
8.14	Tenant’s Work

ARTICLE IX
Miscellaneous Provisions
9.1	Waiver
9.2	Cumulative Remedies
9.3	Quiet Enjoyment
9.4	Notice to Mortgagee and Ground Lessor

9.5	Assignment of Rents
9.6	Surrender
9.7	Brokerage
9.8	Invalidity of Particular Provisions
9.9	Provisions Binding, Etc.
9.10	Recording; Confidentiality
9.11	Notices
9.12	When Lease Becomes Binding and Authority
9.13	Section Headings
9.14	Rights of Mortgagee
9.15	Status Reports and Financial Statements
9.16	Self-Help
9.17	Holding Over
9.18	Security Deposit
9.19	Late Payment
9.20	Tenant’s Payments
9.21	Waiver of Trial by Jury
9.22	Electronic Signatures
9.23	Governing Law
1.3    Exhibits
There are incorporated as part of this Lease:

Exhibit A     --    Description of Site

Exhibit B-1    --    Work Agreement

Exhibit B-2     --    Base Building Work: Space Plan and Detailed Scope

Exhibit B-3     --    Tenant Plan and Working Drawing Requirements

Exhibit C    --    Landlord’s Services

Exhibit D    --    Floor Plan

Exhibit E	-- Form of Declaration Affixing the Commencement Date of Lease

Exhibit F    --    Broker Determination of Prevailing Market Rent

Exhibit G    --    Form of Letter of Credit

Exhibit H    --    Form of Certificate of Insurance

Exhibit I    --    Tenant’s Hazardous Materials

Exhibit J     --    Form of Notice of Lease
ARTICLE II
Building, Premises, Term and Rent
2.1    The Premises
Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building excluding the exterior walls and exterior windows (except the inner surfaces thereof), floor slabs, load bearing elements, foundations, columns and other structural elements of the Building, the roof and roof membrane, and the exterior areas of the Property. Subject to the terms of this Lease, Landlord expressly reserves the right to access and use, as reasonably necessary for Landlord to perform Landlord’s obligations under this Lease and to preserve Landlord’s interest in and to the Building, the roof, loading areas, fan rooms, janitorial, electrical, telephone and telecommunications closets, elevators, stairways, conduits, risers, shafts, plenum spaces and mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures in and serving the Building and the Building systems. Landlord agrees to exercise such reserved rights in a manner so as to minimize unreasonable interference with Tenant’s use of the Premises.

2.1.1	Use Limitations.

Tenant hereby covenants and agrees with Landlord that Tenant shall be responsible and obligated, at Tenant’s sole cost and expense, for obtaining and maintaining in full force and effect throughout the entire Term, all permits, approvals and licenses from time to time required by Legal Requirements (defined in Exhibit B-1) and all Hazardous Materials Laws (defined in Section 5.3) relating and applicable to the conduct and operation of the laboratory and vivarium including, but not limited to, the use, storage, removal, transport and disposal and other handling of Hazardous Materials and the requirements imposed by the Lexington Board of Health and regulations under which it operates. Upon Landlord’s request, Tenant shall provide Landlord with copies of any such permits, approvals, or licenses. The foregoing shall be in addition to the covenants and obligations of Tenant elsewhere set forth in this Lease including those set forth in Section 5.3 hereof. Tenant acknowledges, covenants and agrees that Landlord shall have no obligation, liability or other responsibility for performing or otherwise complying with any of the foregoing or for the commissioning of any of Tenant’s laboratory (including, without limitation, the vivarium) or other equipment and systems.

2.2    Common Facilities; Parking; Outdoor Patios

2.2.1	Common Facilities.

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to commercially reasonable rules from time to time made by Landlord of which Tenant is given notice (the “Rules and Regulations”), the walkways and driveways necessary for access to the Building, and the surface of the roof and ground areas on the Site for purposes accessory to the Permitted Use such as telecommunications and back-up power and an area immediately outside the Building for the installation and maintenance of a microbulk gas supply system; provided, however, that the location of any such telecommunications equipment, back-up power equipment and/or microbulk gas supply system shall be subject to Landlord’s prior approval (which shall not be unreasonably withheld, conditioned or delayed) and any and all installations, alterations, and improvements in connection with the foregoing shall be subject to all of the terms and conditions of Section 5.12(A). Tenant’s selected telecommunication service provider shall have access to the Building and the

Premises to provide Tenant’s telecommunication services, at Tenant’s sole cost and expense, provided that if Tenant’s selected telecommunications service provider is not already providing service to the Building, such provider shall be subject to Landlord’s prior approval (which shall not be unreasonably withheld, conditioned, or delayed). Landlord may modify, amend, supplement or change the Rules and Regulations from time to time upon reasonable prior notice (except in the event of an emergency) to Tenant and provided that, except if required in connection with applicable Legal Requirements, in no event shall any new or amended Rules and Regulations be inconsistent with Tenant’s rights under this Lease and in the event of any conflict between the terms and conditions of this Lease and the Rules and Regulations, the provisions of this Lease shall control.

2.2.2	Tenant’s Parking

In addition, Tenant shall have the right to use in the parking area, at no additional cost, the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be reduced proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.2.3	Outdoor Patios and Back Lawn

(A)
As part of the Base Building Work (as defined on Exhibit B-1 attached hereto) and subject to Section 1.1.(A)(1) of Exhibit B-1, Landlord, at its sole cost and expense, shall (i) construct an outdoor patio accessible from the existing Building cafeteria on the front of the Building, (ii) construct an outdoor patio at the rear of the Building, and (iii) landscape an outdoor lawn area at the rear of the Building (collectively, the “Outdoor Patios & Back Lawn”) substantially in the locations and pursuant to the design plans shown on Exhibit B-2 attached hereto. Subject to compliance with all applicable Legal Requirements and the terms and conditions of this Section 2.2.3, and provided that Tenant and/or a Permitted Transferee is directly leasing (which shall include any permitted sublease or assignment under this Lease) the Building in its entirety, Tenant will have the exclusive right, without payment of an additional fee or charge, to access and use the Outdoor Patios & Back Lawn for outdoor seating and other outdoor activities ancillary to Tenant’s office uses of the Premises. Tenant shall have the right to install, at Tenant's sole cost and expense, tables, chairs, umbrellas and other furniture in the Outdoor Patios & Back Lawn (the “Outdoor FF&E”) subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, provided, however, Landlord may require that moveable Outdoor FF&E be secured in a manner reasonably acceptable to Landlord. Landlord shall not be responsible to police or monitor the Outdoor Patios & Back Lawn or to remove any unauthorized persons using the Outdoor Patios & Back Lawn without Tenant’s approval, but Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, from time to time to post appropriate signage if Landlord has reasonable evidence or actual knowledge that unauthorized persons are using the Outdoor Patios & Back Lawn without Tenant’s approval.

(B)
Tenant’s use of the Outdoor Patios & Back Lawn and Tenant’s Outdoor FF&E shall be upon and subject to all of the terms and conditions of this Lease, including, without limitation, Tenant’s indemnification and insurance obligations under this Lease, except as modified below:

(i)
Tenant may use the Outdoor Patios & Back Lawn for Tenant’s own use or the use of any subtenants or assignees to which Landlord has consented pursuant to Section 5.6.3 and any Permitted Transferees pursuant to Section 5.6.4 and only for the purposes set forth in this Section 2.2.3 and Tenant's rights under this Section 2.2.3 shall not be assignable or otherwise transferable (including by sublease, license or other means) by Tenant separately from the Lease. In no event shall Tenant permit use of the Outdoor Patios & Back Lawn by the general public (exclusive of Tenant’s invitees having a business relationship with Tenant).

(ii)
Tenant’s use of the Outdoor Patios & Back Lawn and the Outdoor FF&E shall be subject to rules and regulations reasonably issued from time to time by Landlord and of which Tenant has been given prior notice and Tenant shall comply with all Legal Requirements applicable to the Outdoor Patios & Back Lawn.

(iii)	Tenant shall maintain the Outdoor FF&E in a safe, clean and first class condition consistent with first class office building standards for comparable buildings in the Boston West Suburban Market.

(iv)
Tenant shall use the Outdoor Patios & Back Lawn so as not to cause any damage to the Building or the Complex or any interference with the use, operation or maintenance of the Building or the Complex or any mechanical, electrical or other building systems of the Building.

(v)
Tenant's rights under this Section 2.2.3 shall in no event be deemed to restrict Landlord's right to use or grant rights to third parties to use any other exterior areas of the Site for other uses or purposes; provided Landlord or third parties shall not materially interfere with Tenant’s use of the Premises. If, at any time during the Term, Tenant and/or a Permitted Transferee is no longer directly leasing (which shall include any permitted sublease or assignment under this Lease) the Building in its entirety, Tenant's right to exclusive use of the Outdoor Patios & Back Lawn shall terminate and Landlord may require Tenant to remove any or all of the Outdoor FF&E and to repair any damage to the Building or the Complex caused by the installation or removal of such Outdoor FF&E.

In the event that any governmental agency having jurisdiction over the Building and/or the Complex, as the case may be, shall impose any sidewalk or common space taxes or other taxes or fees on Landlord in connection with the use or operation of the Outdoor Patios & Back Lawn or the Outdoor FF&E, Tenant shall pay to Landlord the amount of any such tax or fee imposed on connection with Tenant’s use or operation of the Outdoor Patios & Back Lawn or the Outdoor FF&E.

2.3    Landlord’s Reservations
Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use and upon reasonable prior notice to Tenant (except in the event of an emergency): (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

2.4    Habendum
Tenant shall have and hold the Premises for a period commencing on the earlier of (a) that date on which the Premises are ready for occupancy as defined in Section 3.1 and Exhibit B-1 hereof, or (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Uses (such date that is the earlier of (a) or (b), the “Commencement Date”), and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 2.4.1.

As soon as may be convenient after the date has been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration Affixing the Commencement Date of Lease, in the form of Exhibit

E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated. If Tenant fails to execute such Declaration Affixing the Commencement Date of Lease, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

2.4.1	Extension Option

(A)     On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the then applicable option to extend and at the commencement date of the then applicable extension option period (i) there exists no Event of Default (defined in Section 7.1) and there have been no more than two (2) Event of Default occurrences during the twenty-four (24) months immediately preceding the date of Tenant’s exercise notice, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than twenty-five percent (25%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.1 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for two (2) successive periods of five (5) years each as hereinafter set forth. Each option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B)     (i)     If Tenant desires to exercise the then applicable option to extend the Term, then Tenant shall give notice (the “Exercise Notice”) to Landlord, not earlier than twenty-one (21) months nor later than eighteen (18) months prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice Landlord shall provide Landlord’s quotation of a proposed Annual Fixed Rent for the then applicable Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the then applicable Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit F) for the applicable Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit F.

(B)     (ii)    If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the applicable Extended Term shall be the Prevailing

Market Rent as determined by the Broker. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent during the applicable Extended Term shall be equal to Landlord’s Rent Quotation.

(C)    Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s then applicable option to extend the Lease Term in accordance with the provisions of either subsection (B) above, this Lease and the Lease Term hereof shall be extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the then applicable Extended Term but the failure to so enter into such a written instrument shall not negate the exercise of the applicable option to extend. Notwithstanding anything herein contained to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Term hereof.

2.5    Fixed Rent Payments
Tenant agrees to pay to Landlord, (1) on the Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 2.4.1 for the applicable extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership, as agent of Landlord either (i) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012 or (ii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, and in the case of (i) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by Boston Properties Limited Partnership, as agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6    Operating Expenses
“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site, water, sewer, electric, gas, oil and telephone charges (exclusive of any utility charges billed to or paid directly by Tenant); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; costs (net of any revenues) of operating, maintaining and cleaning the cafeteria, including the cost of compensating any cafeteria operator for operating losses; payments under service contracts with independent contractors; management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the service rendered; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are hereafter in force and first apply to the Building after the date of this Lease (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

Notwithstanding the generality of the foregoing, the following costs shall be excluded or deducted, as the case may be, from the calculation of Operating Expenses Allocable to the Premises:

(1)	real estate taxes payable pursuant to Section 2.7;

(2)
principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site;

(3)	capital expenditures and improvements to the Property other than Permitted Capital Expenditures;

(4)
legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Site or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site);

(5)
legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(6)	the cost of any items to the extent to which such cost is reimbursed to Landlord by third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(7)
the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

(8)
the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in Class A office buildings of comparable quality in the competitive area of the Building;

(9)	bad debt loss, rent loss, or reserves for bad debt or rent loss;

(10)
contributions to charitable or political organizations in excess of amounts typically spent for such contributions in Class A office buildings of comparable quality in the competitive area of the Building;

(11)	damage and repairs necessitated by the negligence or willful misconduct of Landlord Parties;

(12)
interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(13)
the cost of remediation and removal of “Hazardous Materials” (as that term is defined in Section 5.3 Suburban below) in the Building or on the Site required by “Hazardous Materials Laws” (as that term is defined in Section 5.3 below), provided, however, that the provisions of this clause 13 shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.3 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties;

(14)	costs of replacements, alterations or improvements necessary to make the Building or the Site comply with Legal Requirements in effect and applicable to the Building and/or the Site prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 5.10 of this Lease), provided, however, that the provisions of this clause 14 shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the date of this Lease;

(15)
costs for the original construction and development of the Building and nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials;

(16)
costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property, including, without limitation, entity accounting and legal matters;

(17)	salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of Regional Property Manager;

(18)
the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Property vis-à-vis time spent on matters unrelated to the operation and management of the Property;

(19)
except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building; and

(20)	depreciation for the Building.

“Operating Expenses Allocable to the Premises” means 100% of Landlord’s Operating Expenses.

Commencing as of the Commencement Date, and continuing thereafter throughout the remainder of the Lease Term, Tenant shall pay to Landlord, as Additional Rent, with respect to any full calendar year or fraction of a calendar year falling within the Lease Term, Operating Expenses Allocable to the Premises. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. Tenant’s obligation to pay Operating Expenses Allocable to the Premises with respect to the calendar years in which the Commencement Date occurs and the termination of the Lease Term occurs shall be pro-

rated based upon the ratio of the portion of such calendar years which occur during the Lease Term to the total length of such calendar years.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord (“Operating Expense Statement”), showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent and the amount of operating expenses and the amount of the Operating Expenses Allocable to the Premises remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, Tenant shall make payments monthly on account of Operating Expenses Allocable to the Premises anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Expenses Allocable to the Premises for each calendar year during the Term.

2.7    Real Estate Taxes
Commencing as of the Commencement Date and continuing thereafter throughout the remainder of the Lease Term, Tenant shall pay to Landlord, as Additional Rent, with respect to any full Tax Year or fraction of a Tax Year falling within the Term, the amount of Landlord’s Tax Expenses Allocable to the Premises (“Tenant’s Tax Payment”). Tenant’s obligations to pay Landlord’s Tax Expenses Allocable to the Premises with respect to the Tax Years in which the Commencement Date occurs and the termination of the Lease Term occurs shall be pro-rated based upon the ratio of the portion of such Tax Years which occur during the Lease Term to the total length of such Tax Year. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord (the “Tax Expense Statement”) showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. At Tenant’s request, Landlord shall furnish Tenant with copies of the municipal tax bills used to prepare the Tax Expense Statement. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

Only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Building and the Site. Notwithstanding the foregoing, to the extent permissible by law and provided that (i) this Lease is in full force and effect, (ii) no monetary or other material Event of Default has occurred and is continuing under this Lease, (iii) Tenant shall not have assigned its interest in this Lease (other than to a Permitted Transferee), and (iv) Tenant and/or a Permitted Transferee shall be directly leasing (which shall include any permitted sublease or assignment under this Lease) the Building in its entirety and subject to Tenant’s payment of the Abatement Expenses in accordance with this Section 2.7, Landlord will, upon written request of Tenant, apply for an abatement of real estate taxes within the applicable statutory timeframes for initiating such proceedings, provided that Tenant has provided Landlord with such notice reasonably prior to the expiration of any applicable statutory period for filing the appeal.

In addition, payments by Tenant on account of Tenant’s Tax Payment for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s Tax Payment, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)	“Landlord’s Tax Expenses Allocable to the Premises” means 100% of Landlord’s Tax Expenses unless the Site becomes a multi-tenant property, in which case the percentage shall be equitably adjusted.

(iii)
“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)
“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district) on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property (including, without limitation, if applicable the excise prescribed by Mass Gen Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the Town of Lexington pursuant to agreement between Landlord and the Town) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”). The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes (a) any penalties or interest owing by reason of Landlord’s failure to pay such taxes when due, and (b) all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Building were the only property of Landlord.

2.8    Utilities
Effective as of the Commencement Date and continuing throughout the Term, for so long as Tenant shall be directly (which shall include any permitted sublease or assignment under this Lease) leasing the Building in its entirety, Tenant covenants and agrees to make application to the appropriate utility companies or utility providers for electrical, water, and gas service to the Building in the quantum required for Tenant’s use of the Building and to make any deposit (including but not limited to, such letters of credit) as such utility company or provider shall require.  Tenant covenants and agrees to pay, punctually as and when due, all electricity, water and gas charges and rates for and relating to the Building and from time-to-time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility companies or providers as Landlord may reasonably require.  Tenant further covenants and agrees to defend, save harmless and, indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any and all charges or deposits to such utility companies or providers.  The provisions of this Section 2.8 shall survive the expiration or termination of this Lease for a period of twelve (12) full calendar months.

In the event that any utility may not be contracted for by Tenant in Tenant’s own name, then Tenant shall pay to Landlord the costs of such utility within thirty (30) days after receipt of an invoice from Landlord, as Additional Rent.

In the event that there is located in the Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system (“Energy Star”), Landlord may, at any time during the Term, require the installation in accordance with Energy Star of separate metering or check metering equipment (Tenant being responsible for the costs of any such meter or check meter and the installation and connectivity thereof).

2.9    Tenant Audit

Subject to the provisions of this Section and provided that no Event of Default of Tenant exists, Tenant shall have the right to examine the correctness of the Operating Expense Statement and the Tax Expense Statement and any item contained therein:

(A)
Any request for examination in respect of any Tax Year or “Operating Year” (as defined hereinbelow) may be made by notice from Tenant to Landlord no more than one hundred twenty (120) days after the date (the “Statement Date”) Landlord provides to Tenant the applicable year-end statement required hereunder in respect of such Operating Year or such Tax Year, as applicable (and only if Tenant shall have fully paid the amounts billed with respect to the applicable Operating Expenses Allocable to the Premises or Tenant’s Tax Payment). Such notice shall set forth in reasonable detail the matters questioned. Any examination must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after Landlord makes its books and records supporting the applicable year-end statement available to Tenant for examination. “Operating Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

(B)
Tenant hereby acknowledges and agrees that Tenant’s sole right to contest the Operating Expense Statement and Tax Expense Statement shall be as expressly set forth in this Section 2.9. Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Operating Expense Statement and Tax Expense Statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any Operating Year or Tax Year, as applicable, then such Operating Expense Statement and/or Tax Expense Statement as applicable, shall be conclusive and binding on Tenant.

(C)
So much of Landlord’s books and records pertaining to the Landlord’s Operating Expenses and/or Landlord’s Tax Expenses, as applicable, for the specific matters questioned by Tenant for the Operating Year or Tax Year included in the applicable year-end statement shall be made available to Tenant within a reasonable time after Landlord receives the notice from Tenant to make such examination pursuant to this Section, either electronically or during normal business hours at the offices where Landlord keeps such books and records or at another location, as determined by Landlord.

(D)
Tenant shall have the right to make such examination no more than once in respect of any Operating Year or Tax Year, as applicable, in which Landlord has given Tenant an Operating Expense Statement or Tax Expense Statement, as applicable.

(E)
Such examination may be made only by a qualified employee of Tenant or a qualified independent certified public accounting firm approved by Landlord, such approval not to be unreasonable withheld. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

(F)
As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.

(G)
No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

(H)
All costs and expenses of any such examination shall be paid by Tenant, except if such examination shows that the amount of the Landlord’s Operating Expenses or Landlord’s Tax Expenses was overstated by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such examination, up to a maximum amount of Ten Thousand Dollars ($10,000.00).

If as a result of such examination Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of the Landlord’s Operating Expenses or Landlord’s Tax Expenses exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to the Landlord’s Operating Expenses or Landlord’s Tax Expenses, Landlord, at its option, shall refund to Tenant the amount of such excess or apply the amount of such credit, as the case may be, within thirty (30) days after the date of such agreement. Similarly, if Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of Landlord’s Operating Expenses or Landlord’s Tax Expenses were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as additional rent hereunder, the amount of such deficiency within thirty (30) days after the date of such agreement.

ARTICLE III
Condition of Premises; Alterations
3.1    Preparation of Premises
The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.
ARTICLE IV
Landlord’s Covenants; Interruptions and Delays
4.1    Landlord Covenants

4.1.1	Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6 (except as may otherwise be expressly provided in said Exhibit C).

Furthermore, for so long as Tenant or a Permitted Transferee shall be directly leasing (which shall include any permitted sublease or assignment under this Lease) the Building in its entirety, Landlord shall operate and, subject to the final sentence of this Section 4.1.1, clean the Building cafeteria, subject to the following terms and conditions:

(A)
Pursuant to Section 9.20 of this Lease, any such cafeteria services may be performed by or through one or more Service Providers (including, without limitation, a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager and an independent cafeteria operator);

(B)
Landlord and Tenant shall mutually agree upon the initial selection of the cafeteria operator and any replacement cafeteria operator. If Landlord and Tenant are unable to agree upon the selection of the initial or any replacement cafeteria operator, then the decision shall be made reasonably and in good faith by Landlord so long as such operator has food offerings and pricing consistent with other comparable first class office buildings in the Boston West Suburban Market;

(C)
The hours of operation and menu selections shall be subject to Tenant’s prior reasonable approval. If Tenant is dissatisfied with the performance of the cafeteria operator and notifies Landlord in writing of such dissatisfaction, setting forth in reasonable detail the reasons for such dissatisfaction, Landlord and Tenant shall meet to discuss the cafeteria operator issues and Landlord will work with the cafeteria operator to remedy such issues, to the extent practicable, within a reasonable period of time. In the event any such issues cannot be remedied, then upon not less than ninety (90) days prior written notice from Tenant to Landlord, Landlord shall dismiss such cafeteria operator, and in such event, the replacement cafeteria operator shall be selected pursuant to subsection (B) above;

(D)
Landlord and any Service Providers performing the cafeteria services shall each have such possession and control of the cafeteria, and such access to the cafeteria and to such other portions of the Premises (including, without limitation, loading docks and common corridors), in each case, as may be necessary for the operation of the cafeteria, which shall include the right to bring into and store in the cafeteria such supplies and other personal property as may be necessary for the operation of the cafeteria. Tenant and Landlord shall coordinate the foregoing in such manner as to minimize unreasonable interference with Tenant’s use of the Premises on the one hand and with the cafeteria operations on the other hand;

(E)
In the event that Tenant elects to subsidize the cafeteria prices, then Tenant shall enter into such separate agreements with Landlord and/or any Service Provider as may be necessary to implement such subsidy;

(F)	The cleaning and janitorial services to be provided by Landlord in the cafeteria shall include wiping of the table top surfaces and mopping of the floors in the cafeteria seating area;

(G)
Any other cleaning of the cafeteria (including, without limitation, cleaning of the so called “back of house” portion of the cafeteria) not included in subsection (F) above shall be the responsibility of the cafeteria operator; and

(H)
Tenant shall have the right, upon not less than ninety (90) days prior written notice to Landlord, to elect to engage its own cafeteria operator reasonably approved by Landlord to operate the cafeteria. In such case, (i) Landlord shall be relieved of any obligation under this Lease to operate and clean the cafeteria, (ii) the cost of such service shall be excluded from Landlord’s Operating Expenses, and (iii) Tenant shall maintain the cafeteria equipment to keep the same in good operating condition and Landlord shall be relieved of any obligation to maintain the cafeteria equipment under Section 4.1.3 below.

Notwithstanding the foregoing and provided that Tenant or a Permitted Transferee shall be directly leasing (which shall include any permitted sublease or assignment under this Lease) the Building in its entirety, Tenant shall have the right, upon not less than ninety (90) days prior written notice to Landlord, to engage its own janitorial service provider reasonably approved by Landlord to provide the cleaning and janitorial services to the Premises, provided that such services assumed by Tenant shall be coordinated with any work being performed by or for Landlord at the Building or the Site and in such manner as to maintain harmonious labor relations and prevent any work stoppage, picketing, labor disruption or dispute or disharmony and so as not to interfere with building or Complex operations. In such case, Landlord shall be relieved of any obligation under this Lease to provide cleaning and janitorial services to the Premises and the Building and the cost of such services provided to the Premises and the Building shall be excluded from Landlord’s Operating Expenses. For the avoidance of doubt, Tenant and Landlord acknowledge and agree that if Tenant exercises its right to engage its own janitorial service provider pursuant to the foregoing paragraph, Landlord shall be relieved of any obligation under subsection (F) of this Section 4.1.1 to provide cleaning and janitorial services to the cafeteria.

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities (including, the base-building HVAC (excluding the HVAC serving the laboratory and vivarium), elevators, mechanical, electrical and plumbing systems serving the Premises and any base-building back-up generator, if any) as may be necessary to keep them in good operating condition, (ii) subject to subsection (H) of Section 4.1.1 above, maintain the cafeteria equipment to keep the same in good operating condition, and (iii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) and the Site in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.2    Interruptions and Delays in Services and Repairs, etc
(A)    Except as may be expressly set forth in subsection (C) below, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 6.1 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(B)    Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(C)    Notwithstanding the foregoing, and for the sole purposes of this Section 4.2, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), (ii) as a result of such Service Interruption, all or any material part of the Premises becomes untenantable (which term, for purposes of this paragraph, shall mean that Tenant could not reasonably occupy the Premises for its business, including, without limitation, by virtue of access thereto being prevented) so that for the Eligibility Period (as hereinafter defined) Tenant is unable to and does not in fact conduct its business in the affected portion of the Premises during the entirety of the Eligibility Period, and (iii) such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees, subtenants or contractors, then there shall be an abatement of one day’s Annual Fixed Rent,

Operating Expenses Allocable to the Premises, and Tenant’s Tax Payment for each day the Service Interruption continues after the Eligibility Period until the date the Premises or the affected portion thereof shall be rendered tenantable (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Annual Fixed Rent, Operating Expenses Allocable to the Premises, and Tenant’s Tax Payment shall only be proportionate to the area of the Premises that is rendered reasonably untenantable and is not so used by Tenant.

A Service Interruption will not be deemed to have occurred to the extent the same results from (x) the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the building (other than due to landlord’s failure to maintain the corresponding building systems or applicable permits in accordance with applicable laws), (y) the negligent act or omission or intentional misconduct of Tenant (or any party claiming by, through or under Tenant) or (z) Tenant (or any party claiming by, through or under Tenant) introducing into the Premises personnel or equipment that overloads the capacity of any building systems or in any other way interferes with any building system’s ability to perform its proper functions (such as, by way of example, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform in accordance with its manufacturer’s specifications). Notwithstanding the foregoing to the contrary, in the event any interruption of an Essential Service is due to the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the Building and Landlord receives payment for such shut down from Landlord’s insurance carrier providing loss of rents insurance, Landlord shall provide Tenant with an abatement in accordance with (iii) of the immediately preceding paragraph subject to the conditions in the immediately preceding paragraph in an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of service to the Premises from Landlord’s insurance carrier less the amount of any deductible contained in such loss of rents insurance coverage and less any amount received by Tenant for such interruption from business interruption insurance it maintains.

For the purposes hereof:

(i)
The “Eligibility Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Eligibility Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

(ii)
The term “Essential Services” shall mean the following standard services in accordance with Landlord’s obligations under this Lease: access, elevator service, water and sewer service, HVAC service, condenser water, and/or electricity.

The rights granted to Tenant hereunder this Section 4.2(C) shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide Essential Services. This Section 4.2(C) shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article VI applies.
ARTICLE V
Tenant’s Covenants
Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1    Payments
To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

5.2    Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or taking under the power of eminent domain only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing (i) all goods and effects of Tenant, including, without limitation, any Alexion Retained FF&E (as defined on Exhibit B-1 attached hereto) (but in no event shall Tenant remove any lab equipment and casework, refrigeration units, generators, compressors, benches (other than moveable benches which are in no way affixed to the Premises other than connection to utilities such as compressed air, electricity and gas), hoods, or HVAC systems which was paid for in whole or in part by the Tenant Allowance unless required by Landlord as provided herein) and (ii) to the extent specified by Landlord by notice to Tenant given at least ninety (90) days before such expiration or termination, (x) the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers, (y) any staircase from the second (2nd) and/or third (3rd) floors of the Building to the exterior patio constructed as part of the Tenant Improvement Work (as defined on Exhibit B-1) (if any), and (z) all alterations and additions made by Tenant and all partitions, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building or to the Site caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3    Use
From the commencement of the Term, to use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office and laboratory building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premium for any insurance on the Building and its contents or liable to render necessary any alteration or addition to the Building.

Notwithstanding the foregoing, Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, use or store any Hazardous Materials in the Premises (other than the Hazardous Materials listed in Exhibit I (and at no greater than the amounts and/or quantities specified therein) (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in accordance with all applicable Hazardous Materials Laws (hereinafter defined) and to the extent any alterations or additions, including, without limitation, installation of life/safety and/or monitoring systems, are required with respect to the Premises and/or the Building under Legal Requirements or Hazardous Materials Laws as a result of Tenant’s Hazardous Materials, Tenant, subject to the terms of this Lease, shall be solely responsible for performing and/or installing the same, at its cost, as a condition precedent to Tenant’s right to use, store or dispose of, such Hazardous Materials) unless the same are approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves Tenant’s Hazardous Materials listed on Exhibit I. Tenant shall deliver MSDS sheets (and proposed quantities) with all requests for approval of Hazardous Materials not listed on Exhibit I as required above, and shall be responsible for notifying all federal, state and local authorities (including the Town of Lexington Fire Department) of the use, storage and disposal of Hazardous Materials by Tenant to the extent required by applicable law. Landlord agrees to respond to such request for approval within ten (10) business days of receipt of all of the foregoing. Tenant shall maintain at the Premises a list of all Hazardous Materials that the Tenant will keep, maintain, use or store at the Premises (the “Hazardous Materials Schedule”). On or before each anniversary of the Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or increase the quantity of any Hazardous Material to the Hazardous Materials Schedule, Tenant shall update the Hazardous Materials Schedule and deliver the same to Landlord for Landlord’s approval with respect to such new or increased Hazardous Materials as required above. The Hazardous Materials Schedule shall be reasonably available to the Landlord at the Premises upon the Landlord’s written request. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, use, maintain, or store Hazardous Materials (as hereinafter defined), or dispose of the same into the sewage or waste disposal system or otherwise, or engage in any activity, in violation of Hazardous Materials Laws (as hereinafter defined) which might produce or generate any substance which is or may hereafter be classified as a radioactive, hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations or standards, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E, and the National Fire Protection Association NFPA 45: Standards of Fire Protection for Laboratories Using Chemicals, and the rules and regulations or standards promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice, or reporting to any governmental entity, under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time, upon reasonable prior notice to Tenant except in the event of an emergency, to determine that Tenant is complying with the foregoing. Notwithstanding the foregoing, Tenant shall also have the right to store and use reasonable quantities of office and cleaning supplies used in the ordinary course of the use and occupancy of the Premises for the general office use that are kept, maintained, stored and disposed of in accordance with all applicable Hazardous Materials Laws.

Neither Landlord’s review and approval of Tenant’s Hazardous Materials listed on Exhibit I attached hereto nor Landlord’s subsequent approval (if any) of any other Hazardous Materials to be kept, maintained, used or stored in the Premises pursuant to the foregoing paragraph shall be deemed to be an agreement by Landlord that Tenant has complied with applicable Hazardous Materials Laws with respect to any such Hazardous Materials nor deemed a waiver of Tenant’s obligations under this Lease with respect to compliance with all applicable Hazardous Materials Laws nor impose any liability on Landlord with respect to compliance with applicable Hazardous Materials Laws in connection with any such Hazardous Materials.

Notwithstanding anything to the contrary contained in this Lease, prior to the expiration or earlier termination of the Term, Tenant shall clean and otherwise cause the Premises to be

"decommissioned" in accordance with all applicable Hazardous Materials Laws and shall leave the Premises and the Building (and the piping, sewage or waste disposal system, supply lines, drains and storage containers and basins serving the same, and all exhaust or other ductwork) free of all chemicals, blood, blood products, germs, bacteria, viruses, biological products and other Hazardous Materials resulting from Tenant’s use or occupancy of the Premises. Without limiting the foregoing, upon expiration or earlier termination of the Lease, Tenant shall provide Landlord, at Tenant’s sole cost and expense, with a so-called "Clean Certificate" from a reputable, experienced third party environmental engineer or industrial hygienist, licensed to do business in the Commonwealth of Massachusetts, dated within thirty (30) days after the expiration or early termination of the Term certifying to the Landlord that (a) the Premises, the Building and the pipes, sewage or waste disposal system, supply lines, drains, storage containers, basins, exhaust and ductwork are free from chemicals, blood, blood products, germs, bacteria, viruses, biological products and other Hazardous Materials, (b) the Premises, the Building and the pipes, sewage or waste disposal system, supply lines, drains, storage containers, ductwork and exhaust serving the Premises have been sanitized in accordance with applicable Hazardous Materials Laws, (c) any radioactive materials, biological or chemical safety cabinets located, storage rooms or the storage areas in the Premises have been emptied and decontaminated in accordance with applicable Hazardous Materials Laws. If Tenant fails to perform such obligations under this paragraph, without limiting any other right or remedy, Landlord may, on ten (10) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall within thirty (30) days of demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work.  Tenant’s obligations under this paragraph shall survive the expiration or earlier termination of this Lease.

5.4	Obstructions; Items Visible from Exterior; Rules and Regulations
Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the other building or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations or the requirements of any customer handbook currently in existence or hereafter implemented, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations. Without in any way limiting Landlord’s approval rights, in no event shall Tenant have the right to construct or otherwise place on or over windows any shades, coverings of any nature or type or any darkening or light reducing or blocking materials and, in addition, in no event shall Tenant construct or place any equipment, furniture, fixtures or the like in front of any windows. If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations or customer handbook for the Building, the provisions of this Lease shall control.

5.5    Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6    Assignment; Sublease
Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a limited liability company or a partnership, an assignment, within the meaning of this Section 5.6, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof (a “Majority Interest Transfer”), except that the transfer of capital stock of or equity interest in Tenant by persons or parties through the “over the counter market” or through any recognized stock exchange shall not in and of itself be deemed an assignment of this Lease. For the purpose of this Section 5.6, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law. In addition, the following shall be deemed an assignment within the meaning of this Section 5.6: (a) the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, and (b) the establishment by the Tenant or a permitted successor or assignee of one or more series of series of (1) members, managers, limited liability company interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee), pursuant to §18-215 of the Delaware Limited Liability Company Act, as amended, or similar laws of other states or otherwise, or (2) limited partners, general partners, partnership interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee) pursuant to §17-218 of the Delaware Revised Uniform Limited Partnership Act, as amended, or similar laws of other states or otherwise (a “Series Reorganization”). Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Section 5.6 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.6 shall be deemed to apply to any guarantor(s) of this Lease.

5.6.1
Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires to assign this Lease or to sublet the Premises (in whole or in part), Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information necessary to make the determination referred to in said Section 5.6.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.4.

5.6.2
In the event Tenant desires to (a) assign this Lease, or (b) to sublet a portion of the Premises that includes at least ninety-five percent (95%) of the Rentable Floor Area of the Premises for a term equal to all or substantially all of the remaining Term hereof (a “Major Sublease”), Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. For purposes of this Section 5.6.2, a sublease shall be deemed to be for all or substantially all of the remaining Term of this Lease if such sublease would expire with less than eighteen (18) months remaining prior to the expiration of the Term (taking into account any extension option previously exercised by Tenant). In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.6.3, 5.6.5 and 5.6.6 shall be applicable. This Section 5.6.2 shall not be applicable to an assignment or sublease pursuant to Section 5.6.4.

5.6.3
Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event of a sublease that is not a Major Sublease (where Landlord shall not have the right to terminate this Lease as set forth in Section 5.6.2), or in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the Premises (in whole or in part) in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Unless Landlord elects to terminate the Lease pursuant to Section 5.6.3 above, Landlord shall notify Tenant of its approval or rejection of the Proposed Transfer within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)
the Tenant is no longer directly (which shall include any permitted sublease or assignment under this Lease) leasing the Building in its entirety and the proposed assignee or subtenant is an occupant of the Building or elsewhere on the Site or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere on the Site or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency). Notwithstanding the foregoing, Tenant may sublease all or a portion of the Premises to a tenant of the Building or elsewhere on the Site if such subtenant’s need, as to the size of the premises and length of term, cannot then (i.e., at the time that Tenant’s sublease would commence) be satisfied by Landlord or its affiliates within the Building or elsewhere on the Site, or

(b)	the proposed assignee or subtenant is not of good character and reputation, or

(c)	the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e)
the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office usage; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 7.1) or there have been three (3) or more Event of Default occurrences during the Term, or

(g)
any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)
the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease (in the event that such holder has an approval right pursuant to the mortgage or ground lease), or

(i)
due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease the Premises (in whole or in part) or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1 shall be applicable.

5.6.4	Notwithstanding the provisions of Sections 5.6, 5.6.2, 5.6.3 and 5.6.5, but subject to the provisions of Sections 5.6.1 and 5.6.6, Tenant shall have the right:

(x)     to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant, provided that such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or (v) which merges or combines with Tenant, or

(y)     to effect a Series Reorganization, or

(z)    to engage in a Majority Interest Transfer,

provided that in any of the foregoing events described in clauses (y) and (z) above, the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant, and provided further that in any of the foregoing events described in in (x), (y) and (z) the entity to which this Lease is so assigned or which so sublets the whole Premises or the series established by the Series Reorganization has a credit worthiness (e.g. net assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease, or with respect to a partial sublease has credit worthiness which in Landlord’s reasonable opinion is sufficient to perform the obligations under the sublease with respect to the Subleased Premises (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger or a Series Reorganization, in which case the surviving entity in the merger or the series to which this Lease has been designated shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.5
In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to rent concessions, reasonable attorneys’ fees, brokerage commissions and alteration expenses and allowances associated with the subleasing or assignment at issue, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

5.6.6
(A)    It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment or subletting of right under Section 5.6.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.4, such subtenant shall agree to be bound by such obligations only to the extent assumed or incorporated in its sublease), (b) to comply with the provisions of Sections 5.6 through 5.6.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)    As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C)    If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant,

at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)    The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)    On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F)    Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(G)    In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be approved by Landlord, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises, and (iii) there shall be no more than six (6) subleases in effect in the Premises at any given time.

5.7    Right of Entry
To permit Landlord and its agents to examine the Premises at reasonable times and upon reasonable prior notice (expect in the case of emergency) and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the nine (9) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 5.7 and Section 9.16 in such manner as Landlord deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

5.8    Floor Load; Prevention of Vibration and Noise
Not to place a load upon the Premises exceeding an average rate of 100 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.9    Personal Property Taxes
To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10    Compliance with Laws
To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include ensuring that all contractors (including sub-contractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements and that all required training is provided for such work.  In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s particular manner of use of the Premises as opposed to general office and laboratory use in and of itself, or alterations, additions or improvements in the Premises performed or requested by Tenant.  “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.  Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

5.11    Payment of Litigation Expenses
As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

5.12    Alterations

(A)
Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but not including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour beyond the first four (4) hours for which there shall be no charge), plus (ii) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

(B)
Notwithstanding the terms of Section 5.12(A), Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i)	the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii)
the same are cosmetic in nature and do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii)
the cost of any individual alteration, addition or improvement shall not exceed $808,720.00 and the aggregate cost of said alterations, additions or improvements made by Tenant during the Lease Term shall not exceed $1,213,080.00 in cost; and

(iv)	Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within fifteen (15) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term.

5.13    Vendors
Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.14    OFAC

(A)
As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is fifty percent (50%) or more of Tenant owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is fifty percent (50%) or more of Tenant owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (A) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

(B)
As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is fifty percent (50%) or more of Landlord owned or controlled directly or indirectly by, any Prohibited Person; (ii) Landlord is not (nor is fifty percent (50%) or more of Landlord owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Tenant to be in violation of any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

ARTICLE VI
Casualty and Taking
6.1    Damage Resulting From Casualty

In case during the Lease Term the Building or the Site are damaged by fire or casualty, Landlord shall within sixty (60) days after the occurrence thereof, subject to Force Majeure and/or delays caused by Tenant, notify Tenant in writing of Landlord’s reasonable estimate of the length of time necessary to repair or restore such fire or casualty damage from the time that repair work would commence (“Landlord’s Restoration Estimate”).

If the Premises or the Building or the Site are materially damaged and Landlord’s Restoration Estimate exceeds two hundred seventy (270) days from the time the repair work would commence, then either party may, at its election, terminate this Lease by notice given to the other party within thirty (30) days after Tenant’s receipt of Landlord’s Restoration Estimate, specifying the effective date of termination. The effective date of termination specified by the terminating party shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last year of the Lease Term, the Premises or the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred fifty (150) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available, shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Operating Expenses Allocable to the Premises, and Tenant’s Tax Payment according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items (provided that the Premises can be occupied by Tenant for the conduct of its business notwithstanding the lack of completion of such long lead items). Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds (plus any amount that Landlord elects to self-insure pursuant to Section 8.12).

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which have been performed in accordance with the provisions of Section 5.12(B) (including the requirement that Landlord be notified hereof) or which are existing in the Premises as of the date of this Lease, and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request; provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

Unless such restoration is completed within one (1) year from the date of the casualty or taking (or such longer time as may be specified in Landlord’s Restoration Estimate if neither party exercised a right to terminate on account thereof), such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but not more than an additional one hundred twenty (120) days in the aggregate), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, fire or other casualty (including the time necessary to repair any damage caused thereby) or other causes reasonably beyond Landlord’s control (excluding Landlord’s financial difficulties) or attributable to Tenant’s action or inaction.

6.2    Uninsured Casualty
Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and that Landlord has not elected to self-insure pursuant to Section 8.12 and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3    Rights of Termination for Taking

If the entire Building, or such portion of the Premises or the Site as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building or the Site shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Operating Expenses Allocable to the Premises, and Tenant’s Tax Payment shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4    Award
Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Building, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense, the unamortized value of any improvements or alterations performed at Tenant’s expense, and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.
ARTICLE VII
Default
7.1    Tenant’s Default

(a)	If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)
Tenant shall fail to pay any installment of Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) days after notice from Landlord thereof; or

(ii)
Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same become due and payable; or

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.6 of this Lease; or

(iv)
Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to comply with the requirements of Section 5.3 of this Lease or failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Exhibit B-1), and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or

(v)
Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii)
Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii)
A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)
If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)
In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d)
(i)    In the alternative, Landlord may elect, by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages under subsection (c) above, but as liquidated final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent, and other charges which would have been payable by Tenant under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above, (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent, and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii)    For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s Tax Payment, and the Operating Expenses Allocable to the Premises, would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)
In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)
The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2    Landlord’s Default
Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default (provided that Landlord diligently and continually prosecutes such cure to completion), after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.
ARTICLE VIII
Insurance and Indemnity
8.1    Tenant’s Indemnity

(a)     Indemnity. To the fullest extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as any of Tenant’s Property (as defined in Section 8.4) remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas or the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease. The indemnification rights of Landlord Parties provided in this Lease are their exclusive indemnification rights with respect to this Lease. Landlord Parties waive any additional rights to indemnification they may have against Tenant Parties with respect to this Lease under common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from matters included in Landlord’s indemnity in Section 8.1.1 of this Article.

(b)     Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorneys’ fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c)    No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d)    Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(e)    Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f)    Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

(g)    Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.1.1
Landlord’s Indemnity. Subject to the limitations in Section 9.3 and in Section 8.2 and Section 8.13 of this Article, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord waives its right to contribution and agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Complex after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord's employees, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section shall not be applicable to (i) the holder of any mortgage now or hereafter on the Property or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property or Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law.

8.2	Tenant’s Risk
Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Complex, or from drains, pipes or plumbing fixtures in the Building or the Complex. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or of the Building.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000.00 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4	Tenant’s Property Insurance
Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, including, without limitation, the Alexion Retained FF&E (as defined in Exhibit B-1), (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease (“Leasehold Improvements”), and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively, “Tenant’s Property”). At the request of Landlord, Tenant shall provide to Landlord a detailed description of the Leasehold Improvements made by or on behalf of Tenant and the cost thereof. The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this section for Leasehold Improvements. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5	Tenant’s Other Insurance
Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereof, (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site); (2) worker’s compensation insurance as required by law; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6	Requirements for Tenant’s Insurance
All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall be reasonably acceptable in form and content to Landlord. Tenant shall immediately notify Landlord upon any cancellation or failure to renew such insurance. All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No such policy shall contain any self-insured retention greater than $100,000.00 for property insurance and $25,000.00 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

8.7	Additional Insureds
To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.5 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8	Certificates of Insurance
On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit H, however, other forms of certificates may satisfy the requirements of this Section 8.8). Failure by the Tenant to provide the certificates required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants
Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 8.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10	No Violation of Building Policies
Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11	Tenant to Pay Premium Increases
If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex or on the Property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12	Landlord’s Insurance
(a)     Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Payment for losses thereunder shall be made solely to Landlord.

(b)     Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c)     Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d)     No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation
To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

8.14	Tenant’s Work
During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.
ARTICLE IX
Miscellaneous Provisions
9.1    Waiver
No waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2    Cumulative Remedies
Except as expressly provided in this Lease, the specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3    Quiet Enjoyment
This Lease is subject and subordinate to all matters of record. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same.

In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

In no event shall either Tenant or Landlord ever be liable to the other party for any indirect or consequential damages or loss of profits or the like; provided, however, that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold over by Tenant after the expiration or earlier termination of this Lease.

9.4    Notice to Mortgagee and Ground Lessor
After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

9.5    Assignment of Rents
With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)
That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)
That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder this Lease and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6    Surrender
No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

9.7    Brokerage
(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof (the “Broker”); and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers, other than Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker, in connection with the consummation of this Lease other than Broker; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers, other than Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease pursuant to a separate written agreement between Landlord and Broker.

9.8    Invalidity of Particular Provisions
If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9    Provisions Binding, Etc.
The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10    Recording; Confidentiality
Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease substantially in the form attached hereto as Exhibit J. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of the Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. In connection with the foregoing, it is acknowledged and agreed that Tenant will be required by applicable governmental regulations to disclose this Lease in its public filings with the United States Securities and Exchange Commission.

9.11    Notices
Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail, postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), with a copy to Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, Attn: Hemmie Chang, Esq..

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12    When Lease Becomes Binding and Authority
Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represent and warrant to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13    Section Headings
The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14    Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition (an “SNDA”) as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). The SNDA shall be in the customary form required by such mortgagee as amended by such commercially reasonable changes as Tenant may reasonably require. Tenant hereby appoints such mortgagee (from time to time) as Tenant’s attorney-in-fact to execute such subordination upon default of Tenant in complying with such mortgagee’s (from time to time) request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord hereby represents that as of the date of this Lease, there is no mortgage or ground lease currently encumbering the Building or the Property.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

9.15    Status Reports and Financial Statements
Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant will, within ten (10) business days after the request of Landlord made from time to time, furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/

or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years. Any such status statement or financial statement delivered by Tenant pursuant to this Section 9.15 (or any financial statement otherwise delivered by Tenant in connection with this Lease or any future amendment hereto) may be relied upon by any Interested Party. Notwithstanding the foregoing, for so long as Tenant’s stock is publicly traded on a national exchange that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord. Landlord shall keep any non-public information provided by Tenant pursuant to this Section 9.15 confidential, and shall not disclose the same other than (i) to Landlord’s officers, employees and consultants (or to any of the Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental, or judicial proceeding.

9.16    Self-Help
If Tenant shall at any time default (beyond applicable notice and cure periods) in the performance of any obligation under this Lease (although notice and cure shall not be required either in an emergency or where Tenant has alleged in written notice to Landlord that an unsafe or dangerous condition exists), Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of one and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17    Holding Over
Any holding over by Tenant after the expiration or earlier termination of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to 150% for the first sixty (60) days and thereafter 200% of the greater of (x) the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease (unless Tenant is then holding over) shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18    Security Deposit

(A)
Within thirty (30) days following the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Two Million Eight Hundred Thousand and 00/100 Dollars ($2,800,000.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.18, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Moody’s Professional Rating Service of A3 or a comparable rating from Standard and Poor’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit G, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts or by overnight mail or facsimile at issuer’s location within the continental United States, and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. Landlord hereby approves Silicon Valley Bank, N.A. as the issuer of the Letter of Credit. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one

(1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any default of Tenant, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.18. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

Tenant not then being in default and having performed all of its obligations under     this Lease, including the payment of all Annual Fixed Rent, Landlord shall return     the deposit, or so much thereof as shall not have theretofore been applied in     accordance with the terms of this Section 9.18, to Tenant on the expiration or earlier     termination of the term of this Lease (as the same may have been extended) and     surrender possession of the Premises by Tenant to Landlord in the condition     required in the Lease at such time.

(B)
(i)     Landlord shall return a Four Hundred Sixty-Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($466,666.66) portion of such deposit to Tenant so that the remainder of such deposit shall be Two Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($2,333,333.34) (or if such deposit is in the form of a Letter of Credit, then the Letter of Credit shall be reduced to Two Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($2,333,333.34) by either Tenant providing an amendment to the Letter of Credit (which amendment shall be in form and substance reasonably acceptable to Landlord) or by Landlord and Tenant exchanging the Letter of Credit that Landlord is then holding for a substitute Letter of Credit complying with the terms and requirements of this Section 9.18 in the amount of Two Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($2,333,333.34)) on the first day of the twenty-fifth (25th) month of the Lease Term if (w) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (x) Landlord has not applied such deposit or any portion thereof to Landlord's damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (y) there have been no more than two (2) Event of Default occurrences during the Term, and (z) Tenant can demonstrate at least One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) of liquidity consisting of cash or marketable securities.

(ii)     Landlord shall return an additional Four Hundred Sixty-Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($466,666.66) portion of such deposit to Tenant so that the remainder of such deposit shall be One Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty Six and 68/100 Dollars ($1,866,666.68) (or if such deposit is in the form of a Letter of Credit, then the Letter of Credit shall be reduced to One Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty Six and 68/100 Dollars ($1,866,666.68) by either Tenant providing an amendment to the Letter of Credit (which amendment shall be in form and substance reasonably acceptable to Landlord) or by Landlord and Tenant exchanging the Letter of Credit that Landlord is then holding for a substitute Letter of Credit complying with the terms and requirements of this Section 9.18 in the amount of One Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty Six and 68/100 Dollars ($1,866,666.68)) on the first day of thirty-seventh (37th) month of the Lease Term if (w) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (x) Landlord has not applied such deposit or any portion thereof to Landlord's damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (y) there have been no more than two (2) Event of Default occurrences during the Term, and (z) Tenant can demonstrate at least One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00) of liquidity consisting of cash or marketable securities.

(iii)    Landlord shall return an additional Four Hundred Sixty-Six Thousand Six Hundred Sixty Six and 68/100 Dollars ($466,666.68) portion of such deposit to Tenant so that the remainder of such deposit shall be One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) (or if such deposit is in the form of a Letter of Credit, then the Letter of Credit shall be reduced One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) by either Tenant providing an amendment to the Letter of Credit (which amendment shall be in form and substance reasonably acceptable to Landlord) or by Landlord and Tenant exchanging the Letter of Credit that Landlord is then holding for a substitute Letter of Credit complying with the terms and requirements of this Section 9.18 in the amount of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00)) on the first day of the sixty-first (61st) month of the Lease Term if (w) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (x) Landlord has not applied such deposit or any portion thereof to Landlord's damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (y) there have been no more than two (2) Event of Default occurrences during the Term, and (z) Tenant can demonstrate at least One

Hundred Million and 00/100 Dollars ($100,000,000.00) of liquidity consisting of cash or marketable securities.

(iv)    If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the security deposit, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such conditions have been satisfied. If Landlord determines that all of the aforesaid conditions are met, the security deposit shall be so reduced in accordance with this Section. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord’s receipt of Tenant’s request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

9.19    Late Payment
If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A., (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. However, Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment within five (5) business days of the Due Date (provided further that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date. Any other late payments during the same calendar year shall be subject to the imposition of the late charge immediately following the Due Date as set forth above.

9.20    Tenant’s Payments
Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred twenty (120) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

9.21    Waiver of Trial by Jury
To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.22    Electronic Signatures
The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

9.23    Governing Law
This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

ARTICLE X

Tenant Signage

10.1    Definitions. The following terms have the meanings herein set forth for all purposes under this Lease, and capitalized terms used in the following definitions which are not elsewhere defined in this Lease are defined in this Section 10.1:

(A)	“Building Signage” means one (1) identification sign with Tenant’s name and logo located on the exterior façade of the Building facing Route 2.

(B)	“Monument Signage” means one (1) exterior monument sign located at the main entrance to the Site.

(C)
“Permitted Logo” means an entity mark or trade mark commonly used by a member of the Tenant Group and which, in Landlord’s reasonable discretion, is consistent with the signage standards of a first class office building in the Boston West Suburban Market.

(D)
“Permitted Names” means the entity name or trade name of a member of the Tenant Group and which, in Landlord’s reasonable discretion is consistent with the signage standards of first class office building in the Boston West Suburban Market.

(E)
“Signage Appearance Standards” means that the finished appearance, taking into account the applicable Signage Factors, (i) shall be of high quality and have a tasteful presentation which is aesthetically compatible and harmonious with the architectural elements of the Building and the Complex, (ii) complies with any signage standards required by Legal Requirements, and (iii) shall not interfere with Landlord’s ability to use, operate, maintain and manage the Building and the Complex in a first-class manner similar to other office buildings in similar locations, with similar types of tenants.

(F)	“Signage Factors” means the design, size, materials, quality, method of attachment, coloring and location of the signage.

(G)
“Signage Occupancy Condition(s)” means as follows: (1) one or more members of the Tenant Group shall directly (which shall include any permitted sublease or assignment under this Lease) lease the Building in its entirety; and (2) the Original Tenant has not assigned this Lease (except for an assignment to a Permitted Transferee under Section 5.6.4 above) or sublet more than thirty-three percent (33%) of the Premises (exclusive of subleases to a Permitted Transferee under Section 5.6.4 above).

(H)
“Tenant Group” means Dicerna Pharmaceuticals, Inc. (the “Original Tenant”) and any entity to whom this Lease may be assigned or the entire Premises sublet as a Permitted Transferee under Section 5.6.4 above without Landlord’s consent so long as such Permitted Transferee is of a character and reputation consistent with the standards of a first class office building in the Boston West Suburban Market (it being understood and agreed that any and all other assignees or subtenants shall not be considered to be a part of the Tenant Group for the purposes hereof).

(I)	“Tenant’s Signage” means that the Building Signage and the Monument Signage.

10.2	Signage.

(A)
Landlord shall provide and install, at Landlord’s expense, letters or numerals on exterior doors in the Premises to identify Tenant’s official name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises. In addition, Tenant shall have the right, at its sole cost and expense, to install letters or numerals and other logos or branding within the Premises (“Tenant Branding”); provided, however that such Tenant Branding shall not be visible from outside of the Premises and shall be subject to Landlord’s right to reasonably approve all such Tenant Branding and subject to all of the terms and conditions of Section 5.12(B) above.

(B)
Provided that the Tenant Group shall continuously meet the Signage Occupancy Conditions and subject to the provisions of this Lease, Tenant shall have the exclusive right, at its sole cost and expense, to design and install the Building Signage on the exterior façade of the Building facing Route 2, subject to applicable zoning requirements and other applicable Legal Requirements and to Tenant obtaining all necessary permits and approvals therefor (Landlord hereby agreeing to cooperate with Tenant, at no cost or expense to Landlord, in Tenant’s obtaining of such permits and approvals). The final design and location of the Building Signage shall be subject to Landlord’s approval in Landlord’s reasonable discretion so long as the final design thereof satisfies the Signage Appearance Standards.

(C)
As part of Base Building Work, Landlord shall provide a monument signage structure at the main entrance to the Site (the “Monument Signage Structure”). Provided that the Tenant Group shall continuously meet the Signage Occupancy Conditions and subject to the provisions of this Lease, Tenant shall have the exclusive right, at its sole cost and expense, to design and install the Monument Signage on the Monument Signage Structure, subject to applicable zoning requirements and other applicable Legal Requirements and to Tenant obtaining all necessary permits and approvals therefor (Landlord hereby agreeing to cooperate with Tenant, at no cost or expense to Landlord, in Tenant’s obtaining of such permits and approvals). The final design of the Monument Signage shall be subject to Landlord’s approval in Landlord’s reasonable discretion so long as the final design thereof satisfies the Signage Appearance Standards.

(D)	Tenant’s Signage shall satisfy, as determined by Landlord in Landlord’s reasonable discretion, the Signage Appearance Standards in all respects.

(E)
The installation and maintenance of Tenant’s Signage shall be at the sole cost and expense of Tenant. Landlord shall not be liable or responsible to Tenant for any damage to Tenant’s Signage unless resulting from the negligence or willful misconduct of Landlord or any of the Landlord Parties and subject to the provisions of Section 8.13 of this Lease; provided, however, that Landlord, at Tenant’s sole cost and expense and with Tenant’s prior written approval (which such approval shall be deemed granted if Tenant fails to respond to Landlord’s request within five (5) business days after delivery), shall maintain the Tenant’s Signage and repair any damage to Tenant’s Signage. Tenant agrees to pay Landlord as Additional Rent the actual and reasonable cost of any such maintenance and repairs within thirty (30) days after delivery by Landlord of a bill therefor.

(F)
The rights provided to Tenant under Sections 10.2(B) and (C) are personal to the Original Tenant and may not be transferred or assigned to any entity that is not a member of the Tenant Group. Original Tenant may, at its sole cost and expense, change the Permitted Name and/or related Permitted Logo of Tenant’s Signage from time to time with Landlord’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, to another Permitted Name and/or related Permitted Logo, provided Tenant repairs any damage to the Building as a result thereof.

(G)
If at any time during the Term, one or more members of the Tenant Group shall not fulfill the Signage Occupancy Conditions, Landlord may, by notice to Tenant, direct Tenant to remove the Tenant’s Signage and to effect such repairs as shall be necessary to the affected areas of the Building to restore such areas to the condition thereof prior to the installation of the Tenant’s Signage, reasonable wear and tear excepted. Any such removal and restoration shall be at Tenant’s sole cost and expense.

(H)
Upon the expiration or earlier termination of this Lease, Tenant shall remove all (and at any time prior thereto Tenant may remove any) of Tenant’s Signage at Tenant’s sole cost and expense and shall, at Tenant’s sole cost and expense, restore any damage to the Building caused by such removal.

(I)
If necessary or advisable in connection with maintenance, repairs or construction, Landlord may, at Tenant’s cost and expense, temporarily cover or remove Tenant’s Signage for the reasonable duration of the subject work and Landlord will be responsible to repair any damage to Tenant’s Signage caused by Landlord’s performance of such maintenance, repairs or construction.

[signatures on next page]

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

WITNESS: /s/ Matthew Murray Matthew Murray	LANDLORD: HAYDEN OFFICE TRUST /s/ David Provost ___________________________________________ David Provost, for the Trustees of Hayden Office Trust, pursuant to written delegation, but not individually

WITNESS:	TENANT:

/s/ Karen M. Green ___________________________________	DICERNA PHARMACEUTICALS, INC., a Delaware corporation
Karen M. Green
	By:	/s/ John B. Green
	Name:	John B. Green
	Title:	Chief Financial Officer
Hereunto duly authorized

EXHIBIT A

DESCRIPTION OF SITE

Those certain parcels of land (together with the buildings and improvements thereon) situated on the northeasterly side of Route 2 so-called, in Lexington, Middlesex County, Massachusetts being shown as Parcel 1 and Parcel 2 on a plan entitled “Plan of Land in Lexington, Mass.,” dated March 19, 1964, by Albert A. Miller and Wilbur C. Nylander, Civil Engineers & Surveyors, recorded with Middlesex South District Deeds, Book 10511, Page 298, bounded and described as follows:

SOUTHWESTERLY	by Route 2 as shown on said plan by two lines measuring respectively 80.34 feet and 970.47 feet;

NORTHWESTERLY	by the 1974 State Highway Layout being a relocation of Spring Street, by two lines measuring respectively 159.76 feet and 54.99 feet;

NORTHERLY	on a curved line by the junction of said relocated Spring Street and an access road also part of the 1964 State Highway Layout, all as shown on said plan, 57.08 feet;

NORTHEASTERLY	by said access road as shown on said plan by three lines measuring respectively 231.55 feet, 647.54 feet and 7.13 feet;

NORTHEASTERLY	by the same by several lines measuring respectively

and EASTERLY	101.06 feet, 33.98 feet, 19.62 feet, 57.07 feet and
17.46 feet.

Parcel 1 contains, according to said plan, 45/100 acres, Parcel 2 contains 5-89/100 acres, and both Parcels together contain according to said plan, 6.34 acres.

Said premises are subject to easements, agreements and restrictions of record, if any, to the extent in force and applicable.

For title see Deed recorded with said registry of Deeds in Book 15217, page 429.

Exhibit A
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT B-1

WORK AGREEMENT

1.1    Substantial Completion
(A)    Plans and Construction Process: Base Building Work.

(1)
Base Building Work. Attached to the Lease as Exhibit B-2 are a space plan and detailed scope showing certain base building work to be performed by Landlord, at Landlord’s cost and expense and subject to Landlord first obtaining all necessary building and other permits and governmental approvals required to perform such work, in order to prepare the Premises for Tenant’s occupancy (such work being hereinafter referred to as the “Base Building Work”). For the purposes of the Lease, the term “Base Building Work” shall mean all labor, materials and other work necessary for the construction of the improvements described in Exhibit B-2; provided, however, that Landlord shall have no responsibility as part of the Base Building Work for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. The Base Building Work together with the Tenant Improvement Work (as defined below in Section 1.1(B)(1) of this Exhibit B-1) shall be collectively referred to herein as “Landlord’s Work.”

Landlord shall use commercially reasonable efforts to obtain all necessary building and other permits and governmental approvals required in connection with the Base Building Work. However, if for any reason whatsoever outside of Landlord’s reasonable control, Landlord is unable to obtain any permit or governmental approval required to construct any component of the Base Building Work, then (i) Landlord shall be released from the obligation to construct and finish such component of the Base Building Work pursuant to this Section 1.1(A)(1); (ii) Landlord and Tenant shall identify additional improvements or incentives of equivalent value to replace the eliminated component(s) of the Base Building Work (“Alternate Base Building Work”), which Alternate Base Building Work (if any) shall be completed in accordance with a schedule mutually agreed upon by Tenant and Landlord and may be completed after substantial completion of the remainder of Landlord’s Work; and (iii) the Lease shall otherwise continue in full force and effect for the Premises.

(B)	Plans and Construction Process: Tenant Improvement Work.

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

(1)
Preparation of the Plans. Landlord and Tenant acknowledge that prior to the date hereof, Landlord, at Landlord’s sole cost and expense, has engaged Perkins + Will to complete an initial test fit study of the Premises, which shall include the laboratory space on the first (1st) floor of the Premises and Tenant’s office space on the second (2nd) and third (3rd) floors of the Premises. No later than the Tenant Plans Date, Tenant shall deliver to Landlord the data and information required by Exhibit B-3 attached to the Lease for approval by Landlord (“Tenant Submission”) for the work (expressly excluding the Base Building Work) to be performed by Landlord to prepare the Premises for Tenant’s occupancy (the “Tenant Improvement Work”). Landlord’s approval shall not be unreasonably withheld or delayed; provided, however, that Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion. Landlord, at its cost and expense, shall cause to be prepared a detailed floor plan layout together with working drawings (the “Plans”) containing at least the information contained in Tenant’s Submission, provided, however, that the Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring unless shown on the Plans. As soon as practicable after the preparation of the Plans, Landlord will issue Tenant a written statement of all costs of the Tenant Improvement Work which shall include a construction management fee equal to 2.5% of the cost of hard construction costs of the Tenant Improvement Work.

a.
Alexion Furniture. Alexion Pharma LLC (“Alexion”) is the tenant occupying the Premises as of the date of this Lease. At Tenant’s request, Landlord is permitting Alexion to abandon (1) all of its furniture, fixtures, and equipment that are currently in the second (2nd) and third (3rd) floors of the Premises as of the date hereof, (2) all of its furniture, fixtures, and equipment that are currently in the non-laboratory portion of the first (1st) floor of the Premises as of the date hereof, and (3) the laboratory fixtures and equipment, cabling and wiring listed on Exhibit B-4 attached hereto (collectively, the “Alexion FF&E”) in the Premises upon Alexion’s surrender of the Premises. As part of the preparation and approval of the Plans pursuant to this Section 1.1(B)(1), Tenant shall identify which Alexion FF&E it shall retain (“Retained Alexion FF&E”) and which Alexion FF&E shall be removed from the Premises as part of the Tenant Improvement Work (“Unwanted Alexion FF&E”).

In connection therewith and notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (x) Landlord shall permit the Alexion FF&E to remain in the Premises upon Alexion’s surrender of the Premises, (y) Landlord shall remove the Unwanted Alexion FF&E from the Premises in accordance with the

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Plans as part of the Tenant Improvement Work, and (z) the Retained Alexion FF&E shall be in the Premises when Landlord delivers the Premises to Tenant and Landlord’s title to the same shall automatically transfer to Tenant; provided, however, that Tenant further acknowledges and agrees that (i) Landlord makes no representation or warranty, express or implied, with respect to the Retained Alexion FF&E or to Landlord’s title thereto, (ii) Landlord shall have no obligations whatsoever with respect to the Retained Alexion FF&E except to allow it to remain in the Premises as set forth in this Section 1.1(B)(1)(a) and to locate or relocate the Retained Alexion FF&E in the Premises in accordance with the Plans as part of the Tenant Improvement Work, and (iii) Tenant shall be solely responsible for the maintenance and subsequent removal of the Retained Alexion FF&E on or prior to the expiration or earlier termination of this Lease.

(2)
Tenant Plan Excess Costs. To the extent the costs of the Tenant Improvement Work exceed the Tenant Allowance set forth in Section 1.4 of this Work Agreement, such excess costs are hereinafter referred to as “Tenant Plan Excess Costs” and shall be paid by Tenant as Additional Rent in accordance with Section 1.5 of this Work Agreement. Tenant shall notify Landlord in writing, within three (3) days of receipt by Tenant of Landlord’s statement of Tenant Plan Excess Costs, of either its approval thereof and its authorization to Landlord to proceed with the Tenant Improvement Work in accordance with the Plans or changes in the Plans reasonably acceptable to Landlord. In the event of the latter modification, Landlord shall, as soon as practicable after Landlord obtains price quotations for any changes in the Plans, quote to Tenant all changes in Tenant Plan Excess Costs resulting from said plan modifications. Except for (i) approved Change Orders (as hereinafter defined), (ii) Tenant Delays (as hereinafter defined), and (iii) any and all additional and/or increased costs to perform Tenant Improvement Work as the result of any errors, defects, discrepancies or inconsistencies in the Plans (which errors, defects, discrepancies or inconsistencies shall be promptly reviewed by Tenant and the amount of any additional and/or increased costs in connection therewith reasonably approved by Tenant, with any such delay in Tenant’s review and approval contributing to a Tenant Delay), there shall be no increase in the Tenant Plan Excess Costs without Tenant’s prior approval.

(3)
Authorization to Proceed Date; Tenant Plans Date; Long Lead Item Release Date. Tenant shall, on or before the Authorization to Proceed Date, give Landlord written authorization to proceed with the Tenant Improvement Work in accordance with the Plans (“Notice to Proceed”). In addition, Tenant shall, on or before the Tenant Plans Date, execute and deliver to Landlord any affidavits and documentation required to be executed by Tenant or

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Tenant’s architect in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord’s Work on a timely basis (“Permit Documentation”). Tenant shall, on or before the Long Lead Item Release Date, give Landlord written authorization to proceed to purchase and/or contract for any items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation (“Long Lead Items”) identified in the Plans submitted prior to such date (“Long Lead Notice”). Notwithstanding the foregoing, Tenant acknowledges that (i) certain Long Lead Items may still delay completion of Landlord’s Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the Long Lead Item Release Date, and (ii) any Long Lead Items which are identified in the Plans after the Long Lead Item Release Date may delay completion of Landlord’s Work and thus result in a Tenant Delay.

(4)
Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to the preparation of the Plans and Tenant’s approval of the Tenant Plan Excess Costs, if any (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in Section 1.5 of this Work Agreement.

(5)
Landlord to Bid Major Trades. As the date of this Lease, Landlord and Tenant have mutually agreed that J. Calnan & Associates (“Calnan”) shall serve as the general contractor for the Landlord’s Work. Landlord shall cause Calnan to competitively bid out that portion of the Tenant Improvement Work comprising the “Major Trades” (defined as the trades expected to cost in excess of $100,000.00), it being understood and agreed that the determination as to the number of subcontractor bids to be obtained shall be in the Landlord’s

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

reasonable discretion. Landlord shall enter into a fixed price or guaranteed maximum price contract with Calnan.

(C)
Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within two (2) business days of Tenant’s receipt of such request.

(D)	Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 1.1.

(E)	Tenant Delay.

(1)	A “Tenant Delay” shall be defined as the following:

(a)
Tenant’s failure to provide Tenant’s Submission to Landlord on or before the Tenant’s Plan Date, to give authorization to Landlord to proceed with the Tenant Improvement Work on or before the Authorization to Proceed Date or to provide all required Permit Documentation to Landlord on or before the Authorization to Proceed Date; or

(b)
Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative including, without limitation, within the time periods set forth in Section 1.1(C) above;

(c)	Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 1.5 of this Work Agreement;

(d)	Any delay due to Long Lead Items;

(f)	Any delay due to changes, alterations or additions required or made by Tenant after the preparation of the Plans, including, without limitation, Change Orders; or

(f)
Any other delays caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

(2)	Tenant Obligations with Respect to Tenant Delays.

(a)
Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment, and confirmed by Landlord’s architect.

(b)	Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is increased as the result of any Tenant Delay.

(c)
Any amounts due from Tenant to Landlord under this Section 1.1(E)(2) shall be due and payable within thirty (30) days of billing therefor (except that amounts due in connection with Change Orders shall be paid as provided in Section 1.5 of this Work Agreement), and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(E)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

(F)	Substantial Completion of Landlord’s Work.

(1)
Landlord’s Obligations. Subject to Tenant Delays and delays due to Force Majeure, as defined in Section 6.1 of the Lease, Landlord shall use reasonable speed and diligence to have Landlord’s Work substantially completed on or before the Estimated Commencement Date, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work in the Premises, except for the right to terminate the Lease, without further liability to either party, in accordance with the provisions hereinafter specified in Section 1.2 of this Work Agreement. For the avoidance of doubt, the parties acknowledge and agree that Landlord shall have no responsibility for, and the Landlord’s Work shall not include, the commissioning of any of Tenant’s laboratory (including, without limitation, the vivarium) or other equipment and systems.

(2)	Definition of Substantial Completion. The Premises shall be treated as having been substantially completed (and ready for occupancy for the purposes of Section 2.4 of the Lease) on the later of:

(a)
The date on which Landlord’s Work, together with common facilities for access and services to the Premises, has been completed (or would have been completed except for Tenant Delays) except for (i) items

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), (ii) any components of the Base Building Work which can be completed after occupancy has been taken without substantial interference with Tenant’s use of the Premises, and (iii) any components of Alternate Base Building Work (if any), or

(b)
The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

In the event of any dispute as to the date on which Landlord’s Work has been substantially completed, the reasonable determination of Landlord’s architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)
Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)
Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant’s trade fixtures, equipment and furnishings in portions of the Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent, Tenant’s Tax Payment or Operating Expenses Allocable to the Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(5)
Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Premises are in fact actually substantially complete, the Premises are deemed to be substantially complete as a result of a Tenant Delay (i.e. and the Commencement Date has therefor occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.    Furthermore, other than the payment of Annual Fixed Rent, Additional Rent, and any other charges due hereunder, Tenant shall not be required to perform any obligations under the Lease which cannot be performed without possession of the Premises (such as obligations

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

to maintain the Premises) until such time as the Premises are in fact substantially complete and Tenant is in possession of the Premises.

1.2    Outside Completion Date
(A)    If Landlord shall have failed substantially to complete Landlord’s Work on or before the date that is forty-five (45) days subsequent to the Estimated Commencement Date as defined in Section 1.1 of the Lease (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Landlord’s Force Majeure as defined in Section 6.1 of the Lease or any Tenant Delay without limiting Landlord’s other rights on account thereof), the Annual Fixed Rent shall be abated by one (1) day for each day beyond the date which is forty-five (45) days subsequent to the Estimated Commencement Date (as so extended) that Landlord fails to substantially complete Landlord’s Work; provided, however, that such rental abatement shall not continue beyond the Outside Completion Date regardless if Landlord’s Work is substantially complete as of such date.

(B)    If Landlord shall have failed substantially to complete Landlord’s Work on or before the Outside Completion Date as defined in Section 1.1 of the Lease (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Force Majeure as defined in Section 6.1 of the Lease (but not more than one hundred twenty (120) additional days in the aggregate) or any act or failure to act of Tenant which interferes with Landlord’s construction of the Premises, without limiting Landlord’s other rights on account thereof), Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Completion Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Completion Date (as so extended); and, upon the giving of such notice, the term of the Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord substantially completes Landlord’s Work.

(C)     The foregoing rent abatement and right of termination shall be Tenant’s sole and exclusive remedies for Landlord’s failure so to substantially complete Landlord’s Work within the time periods set forth above. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing the work to be done by Landlord pursuant to Section 1.1 of this Work Agreement, and thereby automatically extend for each such equivalent day of delay the date of the Estimated Commencement Date and Outside Completion Date, as applicable.

1.3    Quality and Performance of Work
All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.12 of the Lease). Any work performed by Tenant or its separate contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Work Agreement (if any) (i) not later than the end of the ninth (9th) full calendar month next beginning after the Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Premises, and (ii) not later than the sixth (6th) full calendar month next beginning after the Commencement Date with respect to Landlord’s construction obligations under this Work Agreement not referenced in (i) above, and except for latent defects which are not reasonably capable of being identified within the time periods set forth in clauses (i) and (ii) above, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid. Landlord agrees to enforce (at Tenant’s expense), or assign to Tenant, any warranty claims against Calnan with respect to the Tenant Improvement Work. For the avoidance of doubt, nothing in this Section 1.3 shall be deemed to be a representation or warranty by Landlord, either express or implied, with respect to the condition of the Retained Alexion FF&E or its fitness or suitability for any particular use or purpose.

1.4    Special Allowance
Landlord shall provide to Tenant a special allowance equal to the product of (i) $75.00 and (ii) the Rentable Floor Area of the Premises (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Landlord solely on account of the cost of the Tenant Improvement Work. In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of the Tenant Improvement Work exceed the total Tenant Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section 1.4. In addition, in the event that (i) Tenant is in default under the Lease beyond applicable notice and cure periods or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”) until the same is cured or eliminated, Landlord may suspend funding the Tenant Allowance and Tenant shall be obligated to pay, as Additional Rent, all costs of the Tenant Improvement Work in excess of that portion of the Tenant Allowance funded by Landlord through the date of the Event, and upon elimination of the Event, Landlord shall resume funding the Tenant Allowance. Further, the Tenant

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the costs of the Tenant Improvement Work are less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

Notwithstanding the foregoing, it is understood and agreed that Tenant may utilize up to a maximum of fifteen percent (15%) (the “Cap Amount”) of the Tenant Allowance towards the cost of architectural and engineering design of the Tenant Improvement Work, and the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring shown on the Plans (the “Special Costs”); provided, however, that the conditions to application of the Tenant Allowance set forth above have been satisfied and provided further that, with respect to any Special Costs for which Tenant has directly contracted, Tenant (i) has paid for all of such Special Costs in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result thereof in a from reasonably satisfactory to Landlord, and (ii) has delivered to Landlord its certificate specifying the cost of such Special Costs, together with evidence of such cost in the form of paid invoices, receipts and the like. Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the Cap Amount within thirty (30) days after the satisfaction of the foregoing conditions.

1.5    Payment of Tenant Plan Excess Costs

To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall reimburse Landlord, as Additional Rent, within ten (10) days of billing therefor, from time to time during the performance of Landlord’s Work, the Tenant Plan Excess Costs in the proportion that the Tenant Plan Excess Costs bear to the total cost for the Landlord’s Work.

Exhibit B-1
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT B-2

Base Building Work: Space Plan and Detailed Scope

Element	Description
Demolition – Atrium & Cafe	Remove (i) existing light fixtures (ii) existing glass wall separating the three (3) story atrium and cafeteria seating area and (iii) existing planter box located against the elevators.
Exterior Patio & Lawn Area
Construct exterior patios at the front and rear of the Building and landscape the lawn area at the rear of the Building, in each case, in a manner generally consistent in design and size as shown on the plan attached to this Exhibit B-2. Both the front and rear exterior patios shall include (i) new lighting, (ii) concrete pavers, (iii) landscaping, and (iv) electric outlets. The exterior patio at the front of the Building will also include a trellis.

Bathrooms
Demolish existing bathrooms to their studs. Supply and install new (i) ceramic floor tile (ii) ceramic wet walls (iii) countertops (iv) acoustical ceiling tiles and grid (v) 2’x2’ LED light fixtures (vi) toilet partitions (vii) toilet accessories and (viii) moisture resistant drywall.

Atrium & Cafe
Supply and install new (i) drywall over existing brick walls (ii) LED light fixtures (iii) 2’x 2’ ceiling tiles and grid (iv) glass enclosure with lighting on full height of elevator shaft and (v) replace kitchen equipment as needed in connection with Base Building Work.

Exhibit B-2
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Outdoor Patios & Lawn Area Plan

Exhibit B-2
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT B-3

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.
Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

Exhibit B-3
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.	Location of any special soundproofing requirements.

15.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.	Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

17.	Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

18.
Upon completion of the work, Tenant shall provide Landlord with two hard copies and one electronic CAD file of updated architectural and mechanical drawings to reflect all project sketches and changes.

Exhibit B-3
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT B-4

ALEXION LABORATORY FIXTURES AND EQUIPMENT

1.	All lab benches/chairs

2.	Racking/storage in the Vivarium

3.	InnoVive Rodent Caging System (12) – inclusive of mobile racking, ventilation system, caging and bedding supplies

4.	Hydrovar Xylem Water System

Exhibit B-4
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT C

LANDLORD SERVICES

I.    CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays observed by the cleaning company and Saturdays and Sundays.

A.	OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

For the avoidance of doubt, Landlord and Tenant acknowledge and agree that Landlord shall not be responsible for cleaning the laboratory (including, without limitation, the vivarium).

B.    LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

Exhibit C
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

2.	High dusting to be rendered as needed.

D.	WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at             frequency necessary to maintain a first class appearance.

II.    HVAC

A.
Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)	Cooling season indoor temperature of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperature is 91 degrees ambient.

(ii)	Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperature is 6 degrees Fahrenheit ambient.

B.
Landlord shall provide heating, ventilating and air conditioning for the Premises, but expressly excluding the any portion of the Premises used for laboratory use, as normal seasonal changes may require during the hours of 6:00 a.m. to 7:00 p.m. Monday through Friday (legal holidays in all cases excepted). Tenant hereby acknowledges and agrees that Tenant shall be responsible for providing heating, ventilating and air conditioning for the portion of the Premises used for laboratory use.

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage.

Exhibit C
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

III.    ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.
In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage in excess of 3.0 watts per square foot of useable area, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant.

IV.    ELEVATORS

Provide passenger elevator service.

V.    WATER

Provide tempered water for lavatory and kitchen purposes and cold water for drinking, lavatory, kitchen and toilet purposes.

VI.    CARD ACCESS SYSTEM

Landlord will provide a card access system at entry doors of the Building.

VII.	SNOW PLOWING AND LANDSCAPING.

A.	Landlord will keep the walkways, driveways and parking areas reasonably free from the accumulation of snow and ice.

B.	Landlord shall maintain the exterior grounds consistent with other first-class buildings in the Boston West Suburban Market.

Exhibit C
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT D

FLOOR PLAN

bxp Boston Properties

33 Hayden Avenue
1st Floor
22,768 SF

Exhibit D
`

Boston Properties

33 Hayden Avenue
2nd Floor
28,680 SF

Exhibit D
`

Boston Properties

33 Hayden Avenue
3rd Floor
28,680 SF

Exhibit D
`

EXHIBIT E

FORM OF DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this      day of             , 20___, by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1.    This Agreement is made pursuant to Section [2.4] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.    It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

Exhibit E
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

TENANT:

ATTEST:	[TENANT]

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

Exhibit E
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT F

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit F is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.    Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.    Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.    Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.    Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the period referred to in the Lease. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition of the Premises and all relevant market-based factors and (z) shall take account of, and be expressed in relation to, the tax and operating cost bases and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5.    Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

Exhibit F
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

6.    Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (½) of the costs and expenses of the Third Broker.

7.    Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Third Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit F
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT G

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to the Owner]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[Landlord]
c/o Boston Properties LP
800 Boylston Street, Suite 1900
Boston, Massachusetts 02199-8103
Attn: Lease Administration, Legal Dept.

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [__]/100 Dollars [($        )]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary pursuant to that certain lease agreement between Beneficiary, as landlord, and Applicant, as tenant, with respect to premises located at 33 Hayden Avenue, Lexington, Massachusetts, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of 33 Hayden Avenue, Lexington, Massachusetts. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Exhibit G
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to your account with another bank, we will only effect such payment by fed wire to a U.S. regulated bank, and we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

[Name of Issuing Bank]

By:    __________________________
Name:     _________________________
Title:    __________________________

Exhibit G
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT H

FORM OF CERTIFICATE OF INSURANCE

ACORD®

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY)

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER — 100722-BLNK-GL-15-16	CONTACT NAME:		
	PHONE (A/C, No, Ext):	FAX (A/C, No):	
	E-MAIL ADDRESS:		
	INSURER(S) AFFORDING COVERAGE		NAIC #
	INSURER A :		
INSURED SAMPLE	INSURER B :		
	INSURER C :		
	INSURER D :		
	INSURER E :		
	INSURER F :		

COVERAGES CERTIFICATE NUMBER: REVISION NUMBER:

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	ADDL INSD	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	COMMERCIAL GENERAL LIABILITY						EACH OCCURRENCE	$
	CLAIMS-MADE / OCCUR						DAMAGE TO RENTED PREMISES (Ea occurrence)	$
							MED EXP (Any one person)	$
							PERSONAL & ADV INJURY	$
	GEN'L AGGREGATE LIMIT APPLIES PER:						GENERAL AGGREGATE	$
	POLICY / PRO-JECT / LOC						PRODUCTS - COMP/OP AGG	$
	OTHER:							$
	AUTOMOBILE LIABILITY						COMBINED SINGLE LIMIT (Ea accident)	$
	X ANY AUTO						BODILY INJURY (Per person)	$
	ALL OWNED AUTOS / SCHEDULED AUTOS						BODILY INJURY (Per accident)	$
	HIRED AUTOS / NON-OWNED AUTOS						PROPERTY DAMAGE (Per accident)	$
								$
	X UMBRELLA LIAB / X OCCUR						EACH OCCURRENCE	$
	EXCESS LIAB / CLAIMS-MADE						AGGREGATE	$
	DED / RETENTION $							$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY						PER STATUTE / OTH-ER	
	ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) Y/N: N	N / A					E.L. EACH ACCIDENT	$
	If yes, describe under DESCRIPTION OF OPERATIONS below						E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (ACORD 101, Additional Remarks Schedule, may be attached if more space is required)

CERTIFICATE HOLDER	CANCELLATION
	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
	AUTHORIZED REPRESENTATIVE of Marsh USA Inc.

© 1988-2014 ACORD CORPORATION. All rights reserved.

ACORD 25 (2014/01)

The ACORD name and logo are registered marks of ACORD

Exhibit H
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS EVIDENCE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE ADDITIONAL INTEREST.

AGENCY	PHONE (A/C, No, Ext):	COMPANY	
FAX (A/C, No):	E-MAIL ADDRESS:		
CODE:	SUB CODE:		
AGENCY CUSTOMER ID #:			
INSURED		LOAN NUMBER	POLICY NUMBER
		EFFECTIVE DATE / EXPIRATION DATE	CONTINUED UNTIL TERMINATED IF CHECKED
		S REPLACES PRIOR EVIDENCE DATED:	

Enter text: The named insured(s) as it/they will appear on the policy declarations page.

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.

ADDITIONAL INTEREST

NAME AND ADDRESS	MORTGAGEE / LOSS PAYEE	ADDITIONAL INSURED
	LOAN #	
	AUTHORIZED REPRESENTATIVE	

ACORD 27 (2009/12)

© 1993-2009 ACORD CORPORATION. All rights reserved.

The ACORD name and logo are registered marks of ACORD

Exhibit H
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT I

TENANT’S HAZARDOUS MATERIALS

Chemical	Hazard	Volume	Units
(2-Hydroxypropyl)-beta-cyclodextrin	N/A	100	g
(2'R)-2'-Deoxy-2'-fluoro-2'-methyluridine	Irritant	1	g
(Diacetoxyiodo) benzene	N/A	425	g
(R)-2-Amino-3-(tritylthio)propan-1-ol	N/A	1	g
(Trimethylsilyl)methylmagnesium chloride solution, 1.0M in diethyl ether	Flammable, corrosive	100	ml
(z)-Guggulsterone	N/A	10	mg
1-(2'-Deoxy-5'-O-DMT-2'-fluoro-b-D-arabinofuranosyl)uracil 3'-CE phosphoramidite	N/A	500	mg
1,1,1,3,3,3 Hexafluoro-2-propanol	Corrosive, toxic	1.5	kg
1,2,3,4,6-Penta-O-acetyl-a-D-mannopyranose	N/A	100	g
1,2,5-Dithiazepane hydrochloride	N/A	2.5	g
1,2:5,6-Di-O-isopropylidene-a-D-glucofuranose	N/A	250	g
1,2-Dichloroethane	Flammable, toxic	300	ml
1,2-Dioleoyl-sn-glycero-3-phosphocholine	N/A	10	g
1,2-Dioleyloxy-3-dimethylamino-propane	N/A	60	g
1,2-Dipalmitoyl-sn-glycero-3-phosphocholine	N/A	10	g
1,2-Distearoyl-sn-glycero-3-phosphocholine	N/A	10	g
1,2-O-Isopropylidene-a-d-xylofranose	N/A	50	g
1,3-Di-Boc-2-(trifluoromethylsulfonyl)guanidine	Irritant	25	g
1,3-Di-Boc-Spermine-S-Carboxylic Acid	N/A	1	g
1,3-Dichloro-1,1,3,3,-tetraisopropyl disiloxane	Corrosive	50	g
1,4-Dioxane	Flammable, toxic	600	ml
1,8-Diazabicyclo (5.4.0)undec-7-ene	Corrosive, toxic	300	ml
10% Formalin	Combustible, toxic	50	L
10mM Tris 3% Sucrose pH 7.4	N/A	1	L
10mM Tris, 1% sucrose pH 7.4	N/A	12.5	L
10mM Tris, 1% trehalose pH 7.4	N/A	12.5	L
10x Diluent Concentrate Mouse Albumin Elisa Kit	N/A	30	ml
1-Bromo-3-chloropropane	Toxic	3	L
1-Ethyl-3-(3'-dimethylaminopropyl) carbodiimide hydrochloride	Irritant	25	g
1-Methyl-1H-inazole-4- boronic acid pinacol ester	Irritant	1.25	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

1-Methyl-2-pyrrolidinone	Combustible, toxic	200	ml
1-Methylimidazole	Combustible, toxic	200	g
1-Palmitoyl-2-oleoyl-sn-glycero-3-phosphoglycerol	N/A	10	g
1-Step Ultra TMB-ELISA	N/A	500	ml
2-(2,4-Dioxo-1,2,3,4-tetrahydropyrimidine-1-YL)acetic acid	N/A	100	g
2-(p-toluidinyl)naphthalene-6-sulfonic acid, sodium salt	Irritant	100	mg
2-(Trimethylsilyl)ethoxymethyl chloride	Flammable, corrosive	5	g
2,2,2-Tribromoethanol	Irritant	25	g
2,2,2-Trifluoroethanol	Flammable, toxic	200	g
2,2'-Anhydrouridine	N/A	50	g
2,2'-Azobis(2-methylpropionitrile)	Flammable, toxic	25	g
2,2'-dithiodipyridine	N/A	10	g
2,4,6-Trihydroxyacetophenone	Irritant	5	g
2,4,6-Trimethylpyridine	Flammable, toxic	100	ml
2,4-Bis((trimethylsilyl)oxy)pyrimidine	N/A	5	g
2,4-Dimethoxybenzylamine	Corrosive	100	ml
2,4-Dimethylbenzoyl chlorosilane	N/A	5	g
2,6-Lutidine	Flammable, irritant	125	ml
2-Amino-4,5-dihydroxypyridine	N/A	25	g
2-Chloroethanol	Flammable, corrosive, toxic	100	g
2-Cyanoethyl N,N,N′,N′- tetraisopropylphosphorodiamidite	Flammable, irritant	10	g
2'-Deoxy-2',2'-difluorocytidine	Toxic	10	g
2'-Deoxy-2'-fluoroinosine	Toxic	10	g
2'-Deoxy-2'Fluorouridine	Toxic	81.5	g
2'-Deoxy-5'-O-DMT-2'-fluorouridine	Toxic	50	g
2'-Deoxyuridine	N/A	100	g
2'-Fluoro-2'-Deoxyuridine	Irritant	25	g
2-Hydroxybenzothiazole	Irritant	10	g
2-Hydroxyethyl 1,2,5-dithiazepane-5-carboxylate	N/A	1	g
2-Mercaptobenzyl alcohol	Irritant	5	g
2-methoxyethanol	Flammable, toxic	100	ml
2-Methylbutane	Flammable, toxic	4.1	L

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

2'-O-Methylinosine	N/A	155	g
3-(Dimethylamino)benzoic acid	N/A	10	g
3,4,6-Tri-O-acetyl-D-galactyl	N/A	25	g
3,4-Dimethoxy-3-cylobutene-1,2-dione	Sensitizer	5	g
3-Chloroperbenzoic Acid	Oxidizer, Irritant	200	g
3-Hydroxypropionitrile	N/A	250	g
3-Isobutyl-1-methylxanthine	N/A	100	mg
3-Methyl-2-benzothiazolinone hydrazone hydrochloride monohydrate	Toxic	2.5	g
4(5)-(Hydroxymethyl)Imidazole	Irritant	5	g
4-(dimethylamino)pyridine	Toxic	100	g
4,4' Dimethoxytriphenylmethylchloride	N/A	10	g
4,4'-Dimethoxytrityl chloride	N/A	25	g
4,5-Dicyanoimidazole	Corrosive	105	g
4-Imidazolemethanol hydrochloride	Irritant	50	g
4-Methomorpholine	Flammable, corrosive	100	ml
4-Methoxybenzamide	N/A	5	g
4-Methoxybenzoyl chloride	Combustible, corrosive	25	g
4-Methoxytriphenylmethyl chloride	N/A	100	g
4-Nitrophenyl a-D-mannopyranoside	N/A	20	g
5(6)-Carboxyfluorescein	N/A	1	g
5-(ethylthio)-1H-tetrazole	Flammable, irritant	35	g
5-DMT-Uridine	N/A	25	g
5-Nitroindole	Corrosive	5	g
5'-O-DMT-N6-Benzoyl-2'-Fluoro-2'-Deoxyadensosine	N/A	5	g
5-Phenyl-1-H-tetrazole	Irritant	25	g
5-Sulfosalicylic Acid, Dihydrate	Irritant	125	g
6-(p-Toluidino)-2-naphthalenesulfonic acid sodium salt	Irritant	250	mg
6-Bromo-1-hexanol	Irritant	5	g
6-Mercaptopurine monohydrate	Toxic	5	g
8-Anilino-1-naphalenesulforic acid	N/A	5	g
8-Hydroxy-1,3,6-pyrenetrisulfonic acid trisodium salt	Irritant	1	g
9-Borabicyclo[3.3.1]nonane solution, 0.4M in hexanes	Flammable, toxic	100	ml
a-Amylase from Porcine Pancreas	Toxic	35	mg
Accel TB disinfectant	N/A	869	g
Acetaldehyde ammonia trimer	Irritant	100	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Acetaldehyde solution, 40% in water	Flammable, toxic	1	kg
Acetaminophen	Irritant	5	vial
Acetate buffer, pH 4.0	Corrosive	1	L
Acetic acid	Flammable, corrosive	7.1	L
Acetic acid-triethylamine solution 2:1	Corrosive	100	ml
Acetic Anhydride	Flammable, toxic, corrosive	600	g
Acetone	Flammable, irritant	40	L
Acetonitrile	Flammable, irritant	69.6	L
Acetyl Chloride	Flammable, corrosive	100	ml
Activated charcoal	N/A	1.25	kg
a-D-Galacturonic acid 1-phosphate lithium salt	N/A	25	mg
AEC Substrate System	Toxic	125	ml
Agarose	N/A	500	g
Agencort RNA Clean XP	N/A	40	ml
Agilent DNA 1000 Reagents	N/A	1	kit
Agilent Small RNA Reagents Part 11	N/A	2	kit
Akt Inhibitor X	Irritant	5	g
Albumin from bovine serum	N/A	100	g
Albumin from human serum	N/A	1	g
Albumin Standard	N/A	20	ml
Alcian blue 8GX	N/A	25	g
Aldehyde dehydrogenase activity colorimetric assay kit	N/A	100	assays
Aldrithiol-2	N/A	5	g
Aluminum Oxide	N/A	100	g
Amberlite IR120 Hydrogen Form	N/A	1	kg
Amberlite IRA-67 free base	N/A	1	kg
Amiloride hydrochloride hydrate	Toxic	1	g
Ammonia solution, 7N in methanol	Flammable, toxic, corrosive	1.3	L
Ammonium acetate	N/A	1.1	kg
Ammonium bicarbonate	Irritant	750	g
Ammonium buffer (10mM) pH 9	Corrosive	4	L
Ammonium cerium(IV) nitrate	Oxidizer, toxic, corrosive	50	g
Ammonium chloride	Irritant	3.75	kg
Ammonium Fluoride .5M in Methanol	Flammable, toxic	300	ml
Ammonium formate	N/A	50	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Ammonium hydroxide solution	Corrosive	4.4	L
Ammonium phosphate monobasic	N/A	50	g
Ammonium Solution	Corrosive	300	ml
Ammonium sulfate	N/A	100	g
Ammonium thiocyanate	Irritant	250	g
Ammounim Persulfate	Oxidizer, toxic	25	g
Amphotericin B solution	N/A	20	ml
Ampicillin	Sensitizer	25	g
Amyloid Stain, Congo Red	Flammable, irritant	1	kit
Anastandard Fluorescene Assay Calibration Kit	N/A	1	kit
Aniline	Combustible, toxic, corrosive	5	ml
Aniline Blue Solution	Irritant	1.25	L
Antibody to Hepatitis B surface Antigen GsHBsAg	N/A	3	kit
Anti-Digoxigen	N/A	200	ul
Antitbrobin III Human Elisa Kit	N/A	3	kit
Arginine CRS	N/A	50	mg
Argon gas	N/A	35	gal
Ascorbyl palmitate	N/A	125	g
Asialofetuin from fetal calf serum	N/A	250	mg
Atto 520-Biotin	N/A	1	mg
Azido-Dpeg4-NHS ester	N/A	1	g
Azidotrimethylsilane	Flammable, toxic	10	g
Azocasein	N/A	1	g
Barium acetate	Irritant	5	g
BCA Protein Assay Kit	N/A	1	kit
BCA Protein Assay Reagent A	N/A	1	L
BCA Protein Assay Reagent B	N/A	50	ml
BD Phosflow Lyse/fix buffer 5X	Toxic	250	ml
BDH® pH Reference Standard Buffers pH 10	N/A	500	ml
BDH® pH Reference Standard Buffers pH 4	N/A	500	ml
BDH® pH Reference Standard Buffers pH 7	N/A	500	ml
Benzene	Flammable, toxic	500	ml
Benzoyl Chloride	Combustible, corrosive	475	ml
Benzyl alcohol	Irritant	100	ml
Benzyl chloromethyl ether	Toxic, corrosive	10	g
Benzyl chloromethyl ether	Toxic, corrosive	100	ml

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Benzylamine	Combustible, corrosive	5	g
Benzyltriethylammonium chloride	Irritant	100	g
Betaine	N/A	50	g
Betulinic Acid	N/A	100	mg
B-Galactosidase Reporter Gene Staining Kit	N/A	1	kit
Biebrich Scarlet-Acid Fuchsin Solution	Irritant	750	ml
Biliribin Assay Kit	N/A	1	kit
Bio-Gel P-60 Gel	N/A	100	g
Bioplex Calibration Kit	N/A	2	kit
Bioplex Pro Mouse Cytokine Grp1Panel	N/A	1	kit
Bioplex Valdationk it 4.0	N/A	1	kit
Bio-Rad protein assay dye reagent concentrate (contains phosphoric acid, methanol)	Flammable, corrosive	900	ml
Biotin	N/A	1	g
Biotinylated Human alpha 1 antitrypsin	N/A	10	Vial
Bis (diisopropylamino)chloro phosphine	Corrosive	35	g
Bis Cyanoethyl-N,N-diisoopropyl phosphoramidite	Combustible, toxic	4	g
Bleach	Corrosive	6	gal
Bleach-Rite	Corrosive	2	gal
Bloxall Blocking Solution	N/A	400	ml
Bluing reagent (contains methanol)	Flammable	4.5	L
B-Mercaptoethanol	Combustible, toxic	2.35	L
B-Nicotinamide adenine Dinucleotide 2'phosphate reduced tetrasodium salt	N/A	15	vial
Bonded lubricant coating	Flammable, toxic	1	oz
Boron trifluoride diethyl etherate	Flammable, toxic, corrosive	270	ml
Bouin's Solution	Corrosive, toxic	1.125	L
Bovine serum albumin	N/A	120	g
Brefeldin A	Toxic	5	mg
Bromophenol Blue	N/A	5	g
Bromotrimethylsilane	Flammable, corrosive	50	ml
Bromotrimethylsilane 97% stabilized with copper powder or silver wire	Flammable, corrosive	10	g
BSTFA + TMCS	Flammable, corrosive	20	ml
Buffer P1	N/A	500	mL
Buffer P3	Irritant	500	mL
Buffer RCT Lysis Buffer	N/A	910	ml
Buffer RLT Lysis Buffer	Corrosive	490	ml

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Buffer RPE	N/A	1.525	L
Buffer RW1	Flammable, corrosive	1.365	L
Buffer RWT	Corrosive, irritant	80	ml
Buffer TCE	Corrosive, irritant	250	ml
Buffer TCL	Corrosive, irritant	250	ml
Buffer TCW	N/A	500	ml
BupH Carbonate-bicarbonate packs	Irritant	40	packs
BupH Phosphate Buffered Saline Packs	Irritant	40	packs
Calcein sodium salt	N/A	5	g
Calcium acetate monohydrate	N/A	100	g
Calcium chloride anhydrous	Irritant	500	g
Calcium chloride dihydrate	Irritant	525	g
Camphor-10-Sulfonic Acid	Corrosive	100	g
Carbon dioxide tanks	Asphyxiant	315	gal
Carbonate-bicarbonate buffer	N/A	50	capsules
Casein from bovine Milk	N/A	500	g
CC-C3d Elisa Kit	N/A	1	kit
CD303CBDCA-2 Biotin Human	N/A	1	ml
CDI	Corrosive	25	g
Celite 545 Filter Aid (diatomaceous earth)	Irritant	500	g
Celite 577	Irritant	1	kg
Cesium Carbonate	Corrosive, irritant	50	g
Cesium chloride	N/A	200	g
Chloforom-D	Toxic	280	g
Chloroform	Toxic	6.1	L
Chloromethyl pivalate	Flammable, irritant	100	g
Chloroquine diphosphate salt	N/A	75	g
Chlorosulfonyl isocyanate	Toxic, corrosive	25	g
Chlorpromazine hydrochloride	Toxic	5	g
Cholesterol	N/A	36	g
Cholesteryl chloroformate	Corrosive	25	g
Chromium(VI) oxide	Oxidizer, toxic, corrosive	50	g
CID 11210285 Hydrochloride	N/A	5	mg
Citrate buffer (10mM) pH 5	Corrosive	4	L
Citrate buffer solution 0.09M	Corrosive	100	ml
Citrate, 0.5M buffer solution pH 4.5	Corrosive	500	ml
Citric Acid	Irritant	3.1	kg

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Clarity OTX non-red LD/LYS buffer	Corrosive	500	ml
Clear Merox Resin	Flammable, irritant	20	ml
Clidox-S	Corrosive	9	qt
Clidox-S Activator	Corrosive	5	gal
Clidox-S Base	Corrosive	5	gal
Cobalt chloride hexahydrate	Toxic	125	g
Collagenase Type C-Filtered	Toxic	1	g
Complement C3 Mouse Elisa Kit	N/A	2	kit
Concanavalin A from Canavalia ensiformis (Jack bean)	Toxic	50	mg
Congo red	Toxic	3.75	g
Converge Spray TB	Irritant	1	L
Coomassie Brilliant Blue G-25	N/A	10	g
Coomassie electrophoresis stain	N/A	500	ml
Coomassie Protein Assay Reagent	N/A	950	ml
Copper (II) Bromide-dimethyl sulfide	N/A	15	g
Copper (II) Sulfate	Irritant	100	g
Copper (II) Sulfate Pentahydrate	Irritant	100	g
Copper(II) trifluoromethanesulfonate	Corrosive	5	g
Creatine Colormetric Detection Kit	N/A	37	kit
Creatine monohydrate	N/A	100	g
Creatinine	N/A	10	g
Cremophor EL	N/A	1	kg
Crystal Violet	Corrosive, toxic	525	ml
Cycloheximide	Toxic	1	g
Cyclophosphamide monohydrate	Toxic	10	g
Cytochrome C Reductase	N/A	1	kit
Cytoseal 60	Irritant	16	oz
D-(-)-Quinic acid	N/A	25	g
D-(+)-Galacturonic acid monohydrate	N/A	25	g
D-(+)-Glucose	N/A	3.6	kg
D-(+)-Mannose	N/A	50	g
D-(+)-Trehalose	N/A	600	g
Dab Enhancer	Irritant	10	ml
Dab substrate Kit	Irritant	1	kit
Dead End Colormetric Tunel system	Toxic	4	kit
Decaethylene glycol mono-dodecyl ether	Corrosive	1	kg
Deferoxamine mesylate	N/A	2	g
Deproteinizing Sample Preparation Kit	Oxidizer, corrosive	1	Kit
Dermalone Ointment	N/A	30	ml
Dess-Martin Periodinane	Oxidizer, Irritant	210	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Dextran	N/A	15	mg
Dextrose	N/A	1.5	kg
D-Fructose	N/A	1.3	kg
D-Glucose Monohydrate	N/A	1	kg
Diaphorase	N/A	2	kit
Dichloromethane	Toxic	51.1	L
Dichloromethylphosphine	Flammable, toxic, corrosive	15	ml
Diethyl (hydroxymethyl)phosphonate	N/A	125	ml
Diethyl Ether	Flammable, irritant	6.2	L
Diethyl phosphite	Corrosive	250	g
Diethyl Pyrocarbonate	Irritant	5	ml
DIG Easy Hyb	N/A	500	ml
Digiwash and Block Buffer Set	Irritant	1	kit
Diisopropylamine	Flammable, corrosive, toxic	100	ml
Diisopropylammonium tetrazolide	N/A	5	g
Dimethyl Chlorophosphate	Corrosive, toxic	5	ml
Dimethyl Oxalate	Irritant	100	g
Dimethyl phosphite	Combustible, toxic	125	g
Dimethyl sulfoxide	Combustible	3.03	L
Diphenyl Phosphoryl Azide	Toxic	25	g
Disulfiram	Toxic	2	g
Di-tert-butyl dicarbonate	Flammable, toxic, corrosive	25	g
Di-tert-butyl N,N-diisopropylphosphoramidite	Irritant	1	g
DL-Dithiothreitol	Irritant	1	g
D-Mannose-6-phosphate sodium salt	Toxic	500	mg
DMEM medium	N/A	2	L
DNASE Stop Solution	N/A	26.5	ml
DNAzol Reagent	Irritant	100	ml
Dodecyltrimethylammonium bromide	Irritant	25	g
DOTAP Liposomal Transfection Reagent	N/A	400	ml
Doxorubicin hydrochloride	Toxic	40	mg
DPBS 1X	N/A	32.5	L
DPBS, no calcium, no magnesium	N/A	6	L
Drierite	Toxic	10	lbs
DriSolv® Alcohol, reagent	Flammable, toxic	200	ml
DualGlo Stop& glo Buffer	Toxic	100	ml
Dynabeads Human DC Enrichment k=Kit	N/A	1	kit

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EDC (1-Ethyl-3-(3-dimethylaminopropyl) carbodiimide	Corrosive	25	g
Elisa Starter Acccessory Kit	N/A	1	kit
Enzyme Linked Immunosorbent Assay (ELISA) for Apolipoprotein c3	Corrosive	16	kit
Eosin phloxine	Flammable, toxic	4	L
Eosin Y, alcoholic	N/A	4	L
Erbitux (Cetuximab)	N/A	400	ml
Erbium (III) trifluoromethanesulfonate	Irritant	5	g
Ethanol	Flammable, irritant	94.5	L
Ethanolamine	Combustible, corrosive	100	ml
Ethidium bromide solution, 10 mg/ml	Toxic	10	ml
Ethyl Acetate	Flammable, irritant	8.4	L
Ethyl Trifluoroacetate	Flammable, corrosive	25	g
Ethylene glycol-bis(2-aminoethylether)-N,N,N',N'-tetraacetic acid	N/A	10	g
Ethylenediamine	Flammable, toxic, corrosive	105	ml
Ethylenediamine tetraacetic acid	Irritant	575	g
Ethylenediamine tetraacetic acid solution	Irritant	2	L
Evans Blue	Toxic	10	g
EZ Blue Gel Staining Kit	N/A	500	ml
Fast Green FCF	Toxic	25	g
Ferric chloride, test solution	Corrosive	100	ml
Ferric citrate	N/A	250	g
Fexaramine	Irritant	5	mg
Ficoll 400	N/A	25	g
Ficoll Paque Plus	N/A	400	ml
Flash Gel Loading Dye	N/A	4	ml
Fluoromount-G	N/A	25	ml
Fluoroscein	Irritant	1	g
FMOC-Glycinol	Corrosive	10	g
Folic acid	N/A	25	g
Formaldehyde 37%	Flammable, toxic, corrosive	6	L
Formic acid	Flammable, toxic, corrosive	900	mL
Forskolin	N/A	5	mg
Fructose	N/A	500	g
Fugene 6 Transfection Reagent E2693	N/A	0.5	ml

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

g418 Disulfate Salt	N/A	1	g
Gel Filtration Calibration Kit	N/A	1	kit
Gelatin from cold water fish skin	N/A	500	g
Gelatin from porcine skin, Type A	N/A	100	g
Gelcode blue stain reagent	N/A	500	ml
Gene Jet Genomic DNA Purification Kit	Flammable, corrosive	1	kit
Geneticin	N/A	200	ml
Gentle Review Stripping Buffer	Corrosive	500	ml
Glucashield (1->3)-beta-D-Glucan inhibiting buffer	Irritant	110	ml
Glutathione, 98%	N/A	5	g
Glycerol	N/A	1.2	L
Glycine	N/A	2.5	kg
Glycine methyl ester hydrochloride	N/A	100	g
Glycolic acid	Corrosive	525	g
Glyoxylic acid monohydrate	N/A	10	g
Goat IgG Polyclonal Isotype Control	N/A	10	mg
Guanidine hydrochloride	Irritant	1.5	kg
Guanidine Hydrochloride Solution	Irritant	100	ml
Guanidine thiocyanate	Corrosive	1.25	kg
Guanidine thiocyanate solution	Corrosive	250	ml
Gum Arabic from Acacia tree	N/A	500	g
Hanks Balanced Salt Solution	N/A	2.5	L
HARLECO® Crystal Violet	Corrosive, toxic	1	L
Harris’ Hematoxylin	N/A	500	ml
HATU (contains O-(7-azobenzotriazol-1-yl)-1,1,3,3-tetramethyuronium hexafluorophosphate)	Flammable, irritant	50	g
HBsAg EIA 3.0 Low Positive Control	N/A	8	ml
HBsAg EIA 3.0 Negative Control	N/A	12	ml
HBsAg EIA 3.0 Positive Control	N/A	8	ml
HBTU [2-(1H-Benzotriazole-1-yl)-1,1,3,3-tetramethyluronium hexafluorophosphate]	Irritant	50	g
Helium gas	N/A	35	gal
Hematoxylin QS	N/A	100	ml
Hemayoxylin (Modified Mayer's Solution)	N/A	250	ml
Heparin Sodium	N/A	1	g
Hepes	N/A	1.45	L
Hexamethyldisilazane	Flammable, toxic	100	ml
Hexane	Flammable, toxic	17.3	L
Hexylamine	Flammable, toxic, corrosive	100	ml

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

High Capacity cDNA Reverse Transcription Kit	N/A	1	Kit
High Vacuum Grease	N/A	150	g
Histo-Clear	Flammable, irritant	3	gal
Hman SAA Elisa Kit	N/A	3	kit
HMGB1 Eilsa	N/A	4	kit
Human Alpha Antitrypsin Elisa Kit	N/A	3	kit
Human Antithrombin III Elisa Kit	N/A	2	kit
Human CD45 PE-Texas Red Conjugate	N/A	0.5	ml
Human PCSK9 Elisa Kit	N/A	1	30-2606
Human SAA Elisa Kit	N/A	1	kit
Human SAA Simplex	N/A	1	kit
Hyaluronidase BRP	N/A	50	mg
Hydrazine Acetate	Toxic	25	g
Hydrobromic acid solution, 33% in acetic acid	Corrosive	50	ml
Hydrochloric acid	Corrosive	6.8	L
Hydrogen fluoride pyridine (70% HF, 30% pyridine)	Toxic, corrosive	125	g
Hydrogen gas	Flammable	14	L
Hydrogen Peroxide	Corrosive	2.435	L
Hydroxylamine hydrochloride	Corrosive, toxic	200	g
I Script RT-qPCR Sample Prep Reagent	N/A	10	ml
IGEPAL CA-630	N/A	100	ml
IiTaq Universal Probes One Step Kit	N/A	5	ml
Illustra Plasmid Prep Mini Spin Kit	N/A	1	kit
Imidazole	Corrosive, toxic	700	g
Imidazole Buffer Solution	Corrosive, toxic	100	ml
Immpact Vector Red Alkiline Phosphate Substrate Kit	N/A	1	kit
Immunoprecipitation Kit DynabeadsProtein G	N/A	2	kit
Inosine	N/A	100	g
Instant Blue staining solution	N/A	1	L
Insulin Solution Human	N/A	5	ml
Insulin Transferrin Selenium	N/A	10	ml
INTERFERin-HYS siRNA Transfection Reagent	N/A	0.2	ml
Iodine	Toxic	100	g
Iodomethane	Toxic, corrosive	100	g
Iodomethyl Pivalate	Combustible, corrosive	25	g
Iodotrimethylsilane	Flammable, corrosive	5	g
Iradecon	Corrosive	1	L

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Isoflurane	Toxic	500	ml
Isopentyl Nitrite	Flammable, toxic	100	ml
Isopropanol	Flammable, irritant	52.1	L
Jet OEI Hepatocyte DNA Transfection Reagent	N/A	0.1	ml
Jetprime Transfecion Reagent	N/A	0.75	ml
Jones reagent	Oxidizer, toxic, corrosive	25	ml
Ketone Body Assay	N/A	1	kit
Kolliphor EL	N/A	1	kg
L-(+)-Cysteine hydrochloride monohydrate	N/A	25	g
Lactate Colorimetric/Fluorometric Assay Kit	N/A	100	assays
Lactate Dehydrogenase Assay Kit	N/A	1	L
Laemmli Sample Buffer	N/A	10	ml
L-Arginine	N/A	100	g
L-Aspartic Acid Sodium Salt Monohydrate	N/A	25	g
LB Medium Miller	N/A	500	mL
LDS Sample Buffer Non Reducing	N/A	5	ml
Lead (IV) acetate	Toxic	1	kg
L-Glutamic acid monosodium salt monohydrate	N/A	250	g
L-Glutathione	N/A	100	g
L-Histidine	N/A	10	g
Lidocaine	N/A	25	g
Lipofectamine 2000	N/A	3	ml
Lipofectamine 3000	N/A	4.5	ml
Lipofectamine RNAiMax Reagent	N/A	12	ml
Lipoprotein Low Density from Human Plasma	N/A	5	mg
Lithium Chloride	Irritant	100	g
Lithium Chloride Precipitation Solution	Irritant	100	ml
Lithium Hydroxide	Corrosive	100	g
L-Lysine	N/A	1	g
L-methionine methyl ester hydrochloride	N/A	25	g
LVO 110 hydrocracked mineral oil	N/A	1	L
MagMax Wash 2 Solution	N/A	2	L
Magnesium Acetate	N/A	250	ml
Magnesium Bromide	N/A	1	g
Magnesium Chloride	N/A	150	ml
Magnesium sulfate	N/A	500	g
Maleic acid	Corrosive, toxic	1000	g
Manganese (II) chloride tetrahydrate	Corrosive, toxic	5	g
Mannitol	N/A	125	g
MES hemisodium salt	N/A	10	pak

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

MES, Free Acid, ULTROL® Grade	N/A	300	g
Methanol	Flammable, toxic	31.5	L
Methyl cellulose	N/A	350	g
Methyl Glyoxylate	Irritant	2	g
Methyl green 1.0%	Irritant	50	ml
Methyl Sulfoxide	Combustible	1.5	L
Methylamine solution	Flammable, toxic, corrosive	100	ml
Methylene blue solution	Irritant	100	ml
Methylmagnesium bromide solution, 3M in diethyl ether	Flammable, corrosive	200	ml
Methyltriphenyl phosphonium bromide	Toxic	100	g
Methyltriphenyl phosphonium Iodide	Irritant	25	g
miRNA ISH Cell Assay Kit	Flammable, corrosive	1	kit
MiRvana MiRNA Isolation Kit	Flammable, corrosive	1	kit
Molybdenum (VI) oxide	Irritant	200	g
Monensin sodium salt	N/A	500	mg
Monosodium Glutamate	N/A	1	g
Mouse Albumin Elisa Kit	N/A	3	kit
Mouse Blood Urea Nitrogen Kit	N/A	1	kit
Mouse Cardiac IN-1	N/A	1	kit
Mouse IFN-Gamma Platinum Elisa	N/A	1	kit
Mouse TNF Alpha Instant Elisa Test	N/A	1	kit
MPEG-2000-DMPE	N/A	20	g
MPEG-2000-DSPE	N/A	20	g
Murine Serum Amyloid A Enzyme Immunoassay	N/A	1	kit
N(2-Aminoethyl)-2-nitrobenzene-1-sulfonamide	N/A	2.5	g
N-(3-Dimethylaminopropyl)-N-ethylcarbamide hydrochloride	Corrosive	25	g
N-(3-Dimethylaminopropyl)-N'-ethylcarbodiimide hydrochloride	Corrosive	25	g
N-(tert-Butoxycarbonyl)-L-cysteine methyl ester	N/A	5	ml
N,N-Diisopropylethylamine	Flammable, toxic, corrosive	1.4	L
N,N-Dimethylacetamide	Toxic	1.7	L
N,N-Dimethylformamide	Flammable, toxic	6.05	L
N,N'-Disuccinimidyl Carbonate	N/A	125	g
N,N'-Disuccinimidyl Chloride	N/A	25	g
NADH Disodium Salt	N/A	500	mg

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

n-Butyllithium solution, 2.0M in cyclohexane	Flammable, toxic, corrosive	200	ml
Neodisher MA	Corrosive	10	kg
New-Blot Nitro Stripping Buffer	Corrosive	100	ml
N-Hydroxy-5-norbomene-2,3-dicarboxylic Acid imide	N/A	50	g
N-Hydroxysuccinimide	N/A	225	g
N-Iodosuccinimide	Irritant	25	g
Nitrogen tanks	Asphyxiant	350	gal
N-Lauroyl sarcosine sodium salt	N/A	500	g
Nonidet P40 Substitute	N/A	1	l
Normal Saline Solution	N/A	1	L
Novex Tris Glycine Gel	N/A	1	box
Nu Page-MES SDS running Buffer 20x	N/A	500	ml
NucBlue Live Cell stain Ready Probes Reagent	N/A	15	ml
NucRed Live 647	N/A	15	ml
NuPAGE LDS Sample buffer	N/A	60	ml
NuPAGE MES SDS running buffer	N/A	1	L
NuPAGE MOPS SDS running buffer	N/A	500	ml
Nupage Sample Reducing Agent	Corrosive	1	ml
O-(Carboxymethyl)hydroxylamine hemihydrochloride	N/A	1	g
Oil 19 Ultragrade	N/A	2	L
Oil Red O Solution	N/A	1	L
Oleanolic Acid	N/A	100	mg
Oligo Clean And Concentrate	Irritant	1	kit
Omni-Cleaner XL autoclave cleaner	Irritant	16	oz
Optiprep	N/A	250	ml
Oxalate Assay Kit	Corrosive	600	assays
Oxygen Tanks	Oxidizer	140	gal
Oxyma Pure	N/A	10	g
Palladium Acetate	Corrosive	10	g
Palladium Hydroxide on Activated Charcoal	Irritant	15	g
Palmitic Acid	N/A	10	g
PAMAM dendrimer	Flammable, toxic	4	g
p-Anisaldehyde	N/A	100	g
Paraformaldehyde, 16% solution	Flammable, toxic, corrosive	200	ml
PBS (10x) buffer	N/A	1.1	L
Perchloric acid	Oxidizer, toxic, corrosive	100	ml
Percoll	N/A	1	L

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Perediluted Protein Assay Standards Bovine Serum Albumin	N/A	1	kit
Periodic Acid	Oxidizer, corrosive	200	g
Periodic Acid Solution	Oxidizer, corrosive	1	L
Peroxidase From Horseraddish	N/A	100	mg
Petroleum ether	Flammable, toxic	5	L
pH Electrode storage solution	N/A	500	ml
Phase Murine Serum Amyloid A	N/A	7	kit
Phenlymethylsulfonyl fluoride	Toxic, corrosive	1	g
Phenol	Toxic, corrosive	50	g
Phenol:chloroform (1:1)	Combustible, toxic, corrosive	100	ml
Phenol:chloroform:isoamyl alcohol, ultrapure	Toxic, corrosive	100	ml
Phosphate-buffered saline PBS pH 7.4	N/A	2.5	L
Phosphodiesterase I from Crotalus adamanteus venom	N/A	2	vial
Phosphodiesterase II from bovine spleen	N/A	50	units
Phosphomolybdic/Phosphotungstic Acid Solution	Corrosive	125	ml
Phosphorus (V) Oxychloride	Toxic, corrosive	25	ml
Picro Sirius Red Solution	N/A	1	L
Pierce BCA Protein Assay Kit	N/A	3	kit
Pierce BCA Protein Assay Reagent A	N/A	1	L
Pierce BCA Protein Assay Reagent B	N/A	50	ml
Pierce Bovine Serum Albumin Standard Ampule	N/A	20	ml
Pierce IP Lysis Buffer	N/A	100	ml
Pierce Protease and Phosphatase Inhibitor mini tablets	Irritant	20	tablets
Pierce Reversible Stain	N/A	500	ml
Pierce RIPA Buffer	N/A	100	ml
Pierce Sensitizer	N/A	250	ml
Pierce Stain eraser	N/A	250	ml
Pluronic F-127	N/A	250	g
PMA (Phorbol 12-myristate 13-acetate)	N/A	1	mg
PMSF (phenylmethyl sulfonyl fluoride)	Corrosive, toxic	5	g
Poly (acrylic acid)	N/A	100	g
Poly(acrylic acid) partial sodium salt	N/A	250	g
poly(ethylene glycol)	N/A	1	kg

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Poly(vinyl alcohol)	N/A	25	g
Polyacrylamide solution	N/A	1	L
Polyethylene Glycol	N/A	10	g
Polyethylene Glycol 200	N/A	1	g
Polyethylene glycol 3350 powder	N/A	1	kg
Polyethylenimine Branched	N/A	200	ml
Poly-L-Lysine	N/A	10	ml
Polysorbate 80, Solution	N/A	1.5	L
Ponceau S solution	N/A	500	ml
Potassium Carbonate solution	Irritant	500	ml
Potassium (Meta) Periodate	Oxidizer, toxic, corrosive	100	g
Potassium acetate	N/A	1	kg
Potassium Acetate solution	N/A	450	ml
Potassium Bis (Trimethylsilyl) amide solution 1M in THF	Flammable, toxic, corrosive	100	ml
Potassium carbonate	Irritant	1	kg
Potassium chloride	N/A	1	kg
Potassium chloride solution	N/A	450	ml
Potassium citrate tribasic monohydrate	N/A	100	g
Potassium cyanide	Toxic, corrosive	25	g
Potassium hydrogen carbonate	N/A	500	g
Potassium Hydroxide	Corrosive	1.75	kg
Potassium hydroxide solution, 45%	Corrosive	500	ml
Potassium permanganate	Oxidizer, corrosive	500	g
Potassium phosphate dibasic	N/A	100	g
Potassium phosphate monobasic	N/A	100	g
Potassium Pyrophosphate	Irritant	25	ml
Potassium Thioacetate	N/A	25	g
p-Phenylenediamine	Toxic	50	g
Prang	N/A	1	gal
Pre-Diluted Protein Assay Standards: Bovine Serum Albumin	N/A	2	kit
Primetime Gene Expression Mastermix	N/A	1	kit
Procarta Plex Basic Kit	N/A	1	kit
ProClin 150	Corrosive	50	ml
Propylene Glycol	N/A	4	L
Protein A IgG Binding Buffer	N/A	1	L
Protein goat Sample Lysis Kit	N/A	25	ml
p-toluenesulfonic acid Monohydrate	Irritant	105	g
p-Toluenesulfonic acid, 12% in acetic acid	Corrosive	250	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

p-Toluenesulfonyl hydrazide	Flammable, toxic	25	g
Pure Lock RNA Minikit	N/A	1	kit
Puromycin	N/A	10	ml
Pyrene	N/A	25	g
Pyridine	Flammable, irritant	3.8	L
Pyridine Hydrochloride	Irritant	5	g
Pyridine-2-boronic acid pinacol ester	N/A	50	mg
Pyridinium P-Toluenesulfonate	N/A	25	g
Pyridinum Dichromate	Flammable, oxidizer, corrosive, toxic	100	g
Pyrochrome Limulus amebocyte lysate (LAL)	N/A	320	ml
Pyrosol LAL reconstitution buffer	N/A	27.5	ml
Pyrotell Limulus amebocyte lysate (LAL)	N/A	25	ml
Pyruvate Assay Kit	Combustible, corrosive	500	assays
Pyruvic acid	Combustible, corrosive	25	g
QB Citrate Buffer pH 3	N/A	9	L
QB Citrate Buffer pH 4	N/A	7	L
QC Colloidal Coomassie Stain	Flammable	2.015	L
QIAmp DNA Blood Mini Kit	Corrosive, irritant	1	kit
Qiaquick Gel Purification Kit	Flammable, corrosive	1	kit
QIAquick PCR purification kit	Flammable, corrosive	1	kit
Qiaxel RNA Quality Control Kit	Flammable, corrosive	1	kit
Qiazol Lysis Reagent	Corrosive	4.4	L
QiQuick Gel Extraction Kit	Flammable, corrosive	1	kit
Quantigene 2.0 Assay Kit	N/A	2	kit
Quantikine Elisa	N/A	1	kit
Quantikine Elisa Human a-fetoprotein	N/A	2	kit
Quatricide	Irritant	4	L
Quatricide PV	Irritant	2	gal
R.T.U. Normal Goat Serum 2.5%	N/A	100	ml
Rabbit IgG	N/A	1	kit
RC DC Protein Assay kit	Corrosive	500	ml
Reagent Diluent Concentrate 2	N/A	1	kit
Red Blood Cell Lysis Solution	Irritant	100	ml
Red Mercox Resin	Flammable, irritant	60	mL

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Red Z	N/A	5.5	lbs
Resazurin Sodium Salt	N/A	5	g
Restore Western Blot Stripping buffer	Corrosive	1	L
Retinoic Acid	Irritant	1	g
RiboZol ME RNA extraction reagent	Corrosive, toxic	60	ml
Rimadyl (Carprofen)	Toxic	20	ml
RIPA Buffer	Irritant	500	ml
RIPA Buffer with Triton and Glycerol	Irritant	250	ml
RNA Later	Irritant	4.5	L
RNA Lysis Buffer	Corrosive, irritant	800	ml
Rnase Free Dnase set	Sensitizer	15	kit
Rnase Zap	Irritant	450	ml
RNeasy FFPE Kit	Sensitizer	1	kit
RNeasy Minikit	Flammable, corrosive	2	kit
Ruthenium (IV) Oixide hydrate	Irritant	5	g
Ruthenium(III) chloride hydrate	Corrosive	5	g
Safranin O	Corrosive	25	g
Saline solution 0.9%	N/A	100	mL
Sample Loading Buffer	Irritant	10	ml
Sample Processing Kit, Blood Samples	Corrosive, irritant	1	Kit
Saponin	Irritant	25	g
Schiff's Reagent	Corrosive, toxic	500	ml
Seeblue Plus 2 Prestained Standard	N/A	500	ul
Selenium Dioxide	Toxic	10	g
Semicarbazide hydrochloride	Toxic	5	g
SequaGel-UreaGel System Buffer	N/A	200	ml
SequaGel-UreaGel System Concentrate	N/A	1	L
SequaGel-UreaGel System dilutant	N/A	1	L
Serum Amyloid A SAA mouse Kit	N/A	2	kit
Shikimic acid	Corrosive	1	g
Si Nuclease Assay Buffer	N/A	500	ml
Signal Stain ® Ab Diluent	N/A	200	ml
Signalstain Dab Substrate Kit	N/A	1	kit
Silica Flash F60	N/A	1	kg
Silica Gel Packets	N/A	3	g
Silicon Oil Based Standard Solution	N/A	50	g
Sillver Nitrate 5% Aqueous	Irritant	250	ml
Silver Carbonate	Irritant	100	g
Silver (I) Fluoride	Corrosive	10	g
Silver nitrate	Oxidizer, corrosive	125	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Silver perchlorate	Oxidizer, corrosive	25	g
Slowfade Gold Antifade Reagent with DAPI	N/A	2	ml
S-Methyl Methanethiolsulfonate	Combustible	5	g
S-Methylisothiourea hemisulfate salt	Irritant	100	g
SOC medium	N/A	100	mL
Sodium	Flammable, toxic, corrosive	100	g
Sodium Acetate	N/A	2.85	L
Sodium ascorbate	N/A	450	g
Sodium Azide	Toxic	100	g
Sodium azide, solution 5% (w/v)	N/A	1	L
Sodium Bicarbonate	N/A	1.1	kg
Sodium borohydride	Flammable, toxic, corrosive	50	g
Sodium bromide	N/A	500	g
Sodium cacodylate buffer 0.1M, pH 7	Toxic	100	ml
Sodium carbonate	Irritant	105	g
Sodium chloride	N/A	5.1	kg
Sodium chloride solution	N/A	1	L
Sodium Chloride-Tris-EDTA buffer	N/A	1	L
Sodium citrate dihydrate	N/A	500	g
Sodium citrate, 0.5M buffer solution pH 5.0	N/A	250	mL
Sodium Cyanoborohydride	Flammable, toxic, corrosive	25	g
Sodium dodecyl sulfate	Flammable, corrosive	1	g
Sodium dodecyl sulfate buffer	Corrosive	170	ml
Sodium fluoride	Toxic	25	g
Sodium Glyoxylate Monohydrate	N/A	1	g
Sodium Hydride	Flammable	300	g
Sodium Hydroxide	Corrosive	1	kg
Sodium hydroxide DILUT-IT	Corrosive	1	pk
Sodium hydroxide solution	Corrosive	9	L
Sodium iodide	Irritant	110	g
Sodium Methoxide Solution	Flammable, corrosive	350	ml
Sodium oxalate	Irritant	200	g
Sodium oxalate solution	Irritant	1	L
Sodium perborate tetrahydrate	Oxidizer, toxic, corrosive	250	g
Sodium perchlorate	Oxidizer, toxic	2.75	kg
Sodium periodate	Oxidizer, toxic, corrosive	100	g
Sodium phenylpyruvate	N/A	5	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Sodium Phosphate Buffer pH 7	Irritant	3.5	L
Sodium phosphate dibasic	Irritant	1	kg
Sodium phosphate monobasic	Irritant	1.75	kg
Sodium Phosphate Monobasic Dihydrate	N/A	250	g
Sodium Pyruvate	N/A	25	g
Sodium Succinate	Irritant	250	ml
Sodium sulfate	N/A	5	kg
Sodium Thiosulfate	N/A	1	kg
Sodium-2- methyl-2-propanethiolate	Corrosive	10	g
Soybean Oil	N/A	500	ml
SP Sepharose Fast Flow	Flammable, irritant	25	ml
Spermadine trihydrochloride	Irritant	5	g
Spermidine	Corrosive	2	g
Spinkote Lubricant	N/A	500	g
Sporicidin	Corrosive, irritant	3	L
SSC Buffer, 20X	N/A	280	ml
SSO Advanced Universal Probes Supermix	N/A	50	ml
Stearylamine	Corrosive, toxic	500	g
Stop Solution	Corrosive	200	ml
Streptavidin agarose resin	N/A	2	ml
Streptavidin Peroxidase Conjugate	N/A	10	Vial
Succinic Acid Disodium Salt	N/A	100	g
Sucrose	N/A	1.5	kg
Sudan IV Staining Solution (Herxheimer II)	N/A	500	ml
Sulfur trioxide pyridine complex	Corrosive, irritant	100	g
Sulfuric acid	Corrosive	2.1	L
Sure Blue TMB Microweell Peroxidase Substrate	N/A	1	kit
SV 96 Total RNA Isolation System	N/A	31	kit
Synthafreeze	N/A	50	ml
Synthechol	N/A	10	g
TAE 50X	N/A	1.55	L
Taqman Fast Advanced Master Kit	N/A	0.5	mL
Taqman Gene Expression Master Mix	N/A	5	ml
Taqman miRNA ABL Purification Bead kit	N/A	1	kit
TBE Buffer 10x	N/A	1	l
TBE Urea Sample Buffer	N/A	30	ml
TBS (10x)	N/A	700	ml
TBS Tween buffer	N/A	2	L
TBS-Tween 20	N/A	150	ml
TCEP HCL	Corrosive	1	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

TEMED	Flammable, toxic, corrosive	60	ml
TEMPO	Corrosive	40	g
Tergitol Solution	Corrosive, toxic	100	ml
Tert-Butanol	Flammable, irritant	450	ml
Tert-Butyldimethylchlorosilane	Flammable, corrosive	525	g
Tetra-Boc-spermine-5-carboxylic Acid	N/A	2	g
Tetrabromomethane	Corrosive	100
Tetrabutylammonium fluoride 1M in THF	Flammable, corrosive, toxic	1	ml
Tetrabutylammonium Fluoride Solution	Flammable, toxic, corrosive	100	ml
Tetrabutylammonium iodide	Irritant	25	g
Tetraethylammonium bromide	N/A	250	g
Tetrahydro-3-furanmethanol	Irritant	5	g
Tetrahydrofuran	Flammable, toxic	2.2	L
Tetrahydrofurfuryl alcohol	Combustible, toxic	10	g
Thioacetamide	Toxic	500	g
Thymidine	N/A	5	g
Tin(IV) chloride solution, 1.0M in methylene chloride	Corrosive, toxic	100	ml
Tissue and Cell Lysis Solution	N/A	600	mL
Tissue Plus O.C.T. Compound	N/A	1.78	L
Toluene	Flammable, toxic	6.25	L
Toluene-4-sulfonic acid dibenzyl-a-ylidenehydrazone	N/A	25	g
Toyopearl HW-75F	N/A	500	ml
T-PER Tissue Protein Extraction Reagent	N/A	1.5	L
trans-4-hydroxy-L-proline	N/A	75	g
Transfer Buffer	N/A	700	ml
Tributyltin hydr+A830:A875ide, contains 0.05% BHT as stabilizer	Flammable, toxic	10	g
Trichloroacetic acid	Corrosive, toxic	850	g
Tricine	N/A	25	g
triethanolamine	N/A	100	ml
Triethyl Phosphate	Irritant	100	ml
Triethylamine	Flammable, toxic	1.5	L
Triethylamine acetate buffer, 2.0M	N/A	5.8	L
Triethylamine Trihydrofluoride	Toxic, corrosive	130	ml

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Triethylammonium Acetate	N/A	2.1	l
Triethylammonium acetate buffer	N/A	400	ml
Triethylsilane	Flammable	25	g
Trifluoroacetic acid	Corrosive, toxic	250	ml
Trifluoroacetic Anhydride	Corrosive, toxic	25	g
Trifluoromethanesulfonic Acid	Toxic, corrosive	50	g
Trimethylsilyl trifluoromethanesulfonate	Flammable, corrosive	20	ml
Tri-n-butylphosphine	Flammable, toxic, corrosive	100	ml
Triphenyl methanethiol	Irritant	25	g
Tris	N/A	2.1	kg
Tris (2-carboxyethyl)phosphine hydrochloride solution	Irritant	10	ml
Tris (3-hydroxypropyltriazolylmethyl)anine	Irritant	100	mg
Tris (hydroxymethyl) aminomethane	N/A	100	g
Tris 1M	N/A	100	ml
Tris Acetate SDS Running Buffer	N/A	500	ml
Tris EDTA buffer	N/A	11	L
Tris Glycine SDS buffer (10X)	N/A	1.1	L
Tris HCl buffer 1M	N/A	7.5	L
Tris Saline Buffer	N/A	500	ml
Tris(2-carboxyethyl)phosphine hydrochloride solution	Irritant	10	ml
Tris-HCl solution	N/A	1	L
Tris-K-Mg++ Buffer	N/A	400	mL
Triton Lysis Buffer	N/A	500	ml
Triton X-100	Irritant	5.4	L
Trizma hydrochloride	N/A	1.4	kg
Trizol LS Reagent	Combustible, toxic, corrosive	100	ml
True Nuclear Transcription Factor	N/A	1	kit
TruSeq DNA PCR-Free CT Kit	N/A	1	kit
Trypan blue	Toxic	25	g
Trypan Blue Solution, 0.4%	Toxic	422	ml
TSA Kit #22	N/A	1	Kit
Tumor Dissociation Kit Mouse	N/A	2	kit
Turbo Capture 96 mRNA Kit	N/A	3	kit
Tween 20	N/A	820	ml
Tween 80	N/A	2.5	L
Urea	N/A	200	g
Urea	N/A	2	L
Uridine	N/A	26	g

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

Uridine 5′-diphosphoglucuronic acid trisodium salt	N/A	50	mg
Vacuum Pump Oil	Irritant	2	L
Vanillin	Irritant	100	g
Vecta Mount	Toxic	180	ml
Vectastain Goat Normal Serum	N/A	10	ml
ViewRNA ISH Tissue 2-Plex Assay Kit	N/A	24	assays
Visualize Buffer Pak Immulon	N/A	1	Kit
Von Kossa (Calcium Stain) Silver Nitrate Solution	Corrosive	125	ml
Wash Solution Concentrate	N/A	350	ml
Weigert's Iron Hematoxylin A	Flammable, irritant	1.25	L
Weigert's Iron Hematoxylin B	Corrosive	2	L
Wescodyne	Corrosive	4	L
Xylene	Flammable, toxic	500	mL
Yellow Core Buffer	N/A	12.5	ml

Exhibit I
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

EXHIBIT J

FORM OF NOTICE OF LEASE

Notice is hereby given, pursuant to the provisions of Massachusetts General Laws Chapter 183, Section 4, of the following Lease:

LANDLORD:	HAYDEN OFFICE TRUST
TENANT:	DICERNA PHARMACEUTICALS, INC., a Delaware corporation
DATE OF EXECUTION:	___________, 2018
ORIGINAL TERM COMMENCEMENT DATE:
DESCRIPTION OF LEASED PREMISES:
ORIGINAL TERM:
EXTENSION RIGHTS:

The foregoing is a summary of certain terms of the Lease for purposes of giving notice thereof, and shall not be deemed to modify or amend the terms of the Lease. For Landlord’s title to the Property, see deed recorded with the Middlesex South District Registry of Deeds in Book _____, Page ____.

Executed as a sealed instrument on this _____ day of _____________, 20___.

WITNESS: ____________________________________	LANDLORD: HAYDEN OFFICE TRUST ___________________________________________ David Provost, for the Trustees of Hayden Office Trust, pursuant to written delegation, but not individually

Exhibit J
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

WITNESS:	TENANT:

___________________________________	DICERNA PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:
Hereunto duly authorized

Exhibit J
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)

COMMONWEALTH OF MASSACHUSETTS    )
)
COUNTY OF __________________    )

On this ______ day of ___________, 20__, before me, the undersigned notary public, personally appeared David Provost, proved to me through satisfactory evidence of identification, which were __________________________, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he signed it voluntarily for its stated purpose for the Trustees of Hayden Office Trust, pursuant to written delegation, but not individually.

(Official Signature and Seal of Notary)
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS    )
)
COUNTY OF __________________    )

On this ______ day of ___________, 20__, before me, the undersigned notary public, personally appeared _____________________, proved to me through satisfactory evidence of identification, which were __________________________, to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose, as ___________________ for Dicerna Pharmaceuticals, Inc.

(Official Signature and Seal of Notary)
My Commission Expires:

Exhibit J
S:\Legal\Lexington\33 Hayden Avenue\Leases\Dicerna Pharmaceuticals (g)